                                                              Exhibit 10(ii)(15)


                            SHARE PURCHASE AGREEMENT
                            ------------------------

MEMORANDUM OF AGREEMENT made on the 5th day of February, 1999,

BY AND BETWEEN:               The persons listed in Exhibit "A" hereto, each of
                                                    -----------
                              whom herein represented by Mr. Michel Labbe, its, his or her lawful mandatary, duly authorized for all of the purposes hereof, other than Mr. Michel
                              Labbe who is also herein acting on his own behalf
                              (each, a "Vendor");

AND: IT Holdings Canada, Inc., a corporation incorporated under the Laws of the Province of New Brunswick, with its registered office at 44 Chipman Hill, 10th Floor, St. John, New Brunswick, E2L 4S6, herein acting and represented by Mr. James M. Redwine, Assistant-Secretary (the "Purchaser");

AND INTERVENED TO BY:         The IT Group, Inc., a corporation incorporated
                              under the Laws of the State of Delaware, herein
                              acting and represented by Mr. James M. Redwine,
                              Senior Corporate Counsel and Assistant-Secretary,
                              Corporate Development ("ITX").

     WHEREAS, prior to the Reorganization, Vendors and certain other Persons own all of the issued and outstanding shares of Corporoche Canada Inc. (the "Corporation") and the Corporation owns all of the issued and outstanding shares of Roche Ltee, Groupe Conseil/Roche Ltd., Consulting Group ("Roche");

     WHEREAS, pursuant to the Reorganization, Roche will amalgamate with 3559076 Canada Inc. ("NewCo 1") to form Roche Ltee, Groupe Conseil / Roche Ltd., Consulting Group ("New Roche"), all of the issued and outstanding shares of which to be owned by Vendors;

     AND WHEREAS Purchaser, a wholly-owned subsidiary of ITX, wishes to purchase, and Vendors wish to sell, all of the issued and outstanding shares of New Roche.

     NOW, THEREFORE, THIS AGREEMENT WITNESSETH THAT, in consideration of the mutual covenants herein contained, it is agreed by and between the Parties as follows:

                                   ARTICLE I

                                 INTERPRETATION
                                 --------------

1.1    Definitions. Where used herein or in any amendments hereto or in any
       -----------
communication required or permitted to be given hereunder, the following terms shall have the following meanings, respectively, unless the context otherwise requires:

1.1.1 "Accounts Receivable" shall mean all accounts receivable, trade accounts, notes receivable, book debts, holdbacks receivable, deposits and other debts due or accruing due to Roche or any Subsidiary.

1.1.2 "Affiliate" shall have the meaning ascribed thereto in the Canada Business Corporations Act.

1.1.3 "Agreement" shall mean this Share Purchase Agreement and all instruments supplemental hereto or in amendment or confirmation hereof; "herein", "hereof", "hereto", "hereunder" and similar expressions mean and refer to this Agreement and not to any particular Article, Section or other subdivision; "Article", "Section or other subdivision of this Agreement means and refers to the specified Article, Section or other subdivision of this Agreement.

1.1.4 "Ancillary Agreements" shall mean the Non-Competition Agreements and any other agreements executed by the Parties in connection with the transactions contemplated herein.

1.1.5 "Associated Companies" shall mean the corporations, companies, partnerships, joint ventures and other Persons in which the Corporation owns, directly or indirectly, fifty percent (50%) or less of the shares, voting interests, partnership interests or economic interests and which do not form part of the Excluded Assets, which Persons are listed in
      Schedule 1.1.5.
      --------------

1.1.6 "Assumed Debt" shall mean the US dollar equivalent of the bank debt of Roche relating to its continuing operations based on the reciprocal of the exchange rate outstanding on January 31, 1999 as published in the Wall Street Journal on February 1, 1999 (being the reciprocal of Cdn $1.5110, or US $0.6618), the whole net of actual cash deposits provided they are fully owned by Roche and unrestricted (cash collateral to guarantee letters of credit not being considered restricted).

1.1.7 "Benefit Plans" shall mean all pension, retirement, bonus, profit sharing, compensation, incentive, stock purchase, stock option, stock appreciation, severance, change-of-control, savings, thrift, insurance, medical, hospitalization, disability, death or other similar plan, program, arrangement or practice of the Corporation, Roche or any Subsidiary providing directors, officers, shareholders or employee benefits.

1.1.8 "Bid" shall mean any quotation, bid, tender or proposal which, if accepted or awarded, would lead to a contract with a Governmental Body, including a prime contractor or a higher tier subcontractor to a Governmental Body, for the design, manufacture or sale of products or the provision of services.

1.1.9 "Books and Records" shall mean all books, records, files and documentation (in whatever medium and wherever situated) of the Corporation, Roche (including NewCo 1), the Subsidiaries other than those which deal exclusively with the Excluded Assets; for greater certainty, the phrase "Books and Records" shall include, without limitation, all statements, books, ledgers, records, financial records, accounting records, consents, approvals, authorizations, written Contracts, Tax returns, Employee files, retiree files, insurance policies, Benefit Plans, documentation, evidence or indication of ownership of the Corporation, Roche or the Subsidiaries in and to any assets (other than those which deal exclusively with the Excluded Assets, other than the Management Pension Plan Surplus) and the properties of the Corporation, Roche or the Subsidiaries and all records and correspondence which pertain to the Licenses.

1.1.10 "Business" shall mean the business of Roche or any of the Subsidiaries as conducted by Roche or any of the Subsidiaries including, without limitation, the fields of engineering, construction and construction management, information management, health care consulting and operation and maintenance services, environmental and infrastructure engineering and management, wood processing and forestry, transportation, water management, municipal finances, real estate appraisals, and consulting with respect to the foregoing.

1.1.11 "Capital Contributions" shall mean the capital contributions made by Purchaser pursuant to Section 2.3.

1.1.12 "Closing" shall mean the delivery to Purchaser of the certificates for the Purchased Shares duly endorsed for transfer and the payment to or on behalf of Vendors of the Purchase Price required to be paid on the Closing Date pursuant to Section 2.2 and the payment of the Capital Contributions required to be made pursuant to Section 2.3.

1.1.13 "Contamination" means the presence of any Hazardous Substance in the environment, including the degradation of water, air or soil quality.

1.1.14 "Contracts" shall mean all written or oral contracts, agreements, indentures, instruments, commitments and orders made by or in favour of the Corporation, Roche, any Subsidiary or any Associated Company, as the case may be, including Government Contracts; and "Contract" shall mean any one of them.

1.1.15 "Dealing" means using, generating, manufacturing, refining, treating, transporting, storing, handling, labeling, documenting, recycling, disposing of, releasing, discharging, depositing, transferring, producing or processing of any Hazardous Substance.

1.1.16 "Employees" shall mean all of the employees of Roche and of the Subsidiaries, in each case immediately prior to the Closing Date; for greater certainty, the word "Employees" shall include part-time employees and employees on short-term or long-term disability, workmen's compensation, sick leave, maternity leave, or leave of absence or laid-off employees prior to Closing Date.

1.1.17 "Environmental Laws" means all applicable Laws in existence on or before the date hereof relating to Hazardous Substances, pollution or protection of the environment, human health or safety, including Laws relating to (a) on-site or off-site Contamination, (b) Releases of any Hazardous Substance into the environment and (c) Dealing in any Hazardous Substance.

1.1.18 "Environmental Permits" means, with respect to a Person, all Licenses and any other approvals required for the operation of the business, operations and assets of the Person pursuant to Environmental Laws.

1.1.19 "Equipment" shall mean (a) all machinery, spare parts, equipment, tools, computers, furniture, fixtures, furnishings, office equipment (including, without limitation, word processing, accounting, communication and reproduction equipment) of Roche or any Subsidiary wherever located, and (b) all assignable warranties of any Person covering all or any part of the aforesaid Equipment.

1.1.20 "Excluded Assets" shall mean Metroplan, 2758-3525 Quebec Inc., 174878 Canada Ltd., the Management Pension Plan Surplus and Solutions Technologiques Internationales STI Inc.

1.1.21 "Financial Statements" shall mean (a) the audited financial statements for Roche as at December 31, 1997 consisting of the consolidated balance sheet (on a non-proportional basis) as at such date and the consolidated statement of earnings, the consolidated statement of retained earnings and the consolidated statement of changes in financial position for the period then ended and notes to the financial statements together with the auditors' report thereon, and (b) the unaudited financial statements of Roche for the eleven (11) months ended November 30, 1998 consisting of a consolidated balance sheet (on a non-proportional basis) as at such date, the consolidated statement of earnings, the consolidated statement of retained earnings and the consolidated statement of changes in financial position for the period then ended, copies of which financial statements are annexed hereto as Schedule 1.1.21. When the financial
                                         ---------------
        statements for the (11) eleven-month period ended November 30, 1998 are referenced in this Agreement, it is understood that such statements do not have all of the normal year-end adjustments of audited statements.

1.1.22 "GAAP" shall mean generally accepted accounting principles from time to time approved by the Canadian Institute of Chartered Accountants applicable as at the date on which the relevant calculation has been made, is made or is required to be made, consistently applied in accordance with the past practice of the Person with reference to whom such term is used.

1.1.23 "Government Contract" means any prime contract, subcontracts, teaming agreement or arrangement, joint venture, basic ordering agreement, letter contract, purchase order, delivery order, Bid, change order, arrangement or other commitment of any kind with (a) any Governmental Body, (b) any prime contractor to a Governmental Body or (c) any subcontractor with respect to any contract described in paragraph (a) or (b) of this definition.

1.1.24 "Governmental Body" means any (a) multinational, federal, provincial, state, regional, municipal, local or other government, governmental or public department, central bank, court, tribunal, professional body such as the Ordre des ingenieurs du Quebec, arbitral body, commission, board, bureau, agency, domestic or foreign, (b) any subdivision, agent, commission, board or authority of any of the foregoing or (c) any quasi-governmental or private body exercising any regulatory, expropriation or taxing authority under or for the account of any of the foregoing.

1.1.25 "Hazardous Substance" means any substance or material which is or is deemed to be, alone or in any combination, hazardous, hazardous waste, toxic, a pollutant, a deleterious substance, a contaminant, a waste, a source of pollution or contamination or likely to adversely affect the environment or affect human health and safety in any way under any Environmental Laws.

1.1.26 "Initial Payment" shall mean the Canadian dollar equivalent of Ten Million US dollars (US $10,000,000) less the Capital Contributions (based on the reciprocal of the exchange rate published in the Wall Street Journal on February 1, 1999 such reciprocal being Cdn $1.5110).

1.1.27 "Intellectual Property Rights" shall mean (a) all domestic and foreign patents, trademarks, trade names, service marks, copyrights, industrial designs, trade secrets, processes, inventions, know-how, recipes, manuals, technology, customer and supplier lists, formulas, franchises, licenses, rights-to-use, drawings, specifications for products, materials and equipment, process development, manufacturing information, quality control information, performance data, plant service information, computer software, operating systems and other intellectual property, in each case whether registered or unregistered and (b) all registrations and applications for registration of the aforesaid Intellectual Property Rights.

1.1.28 "Inventory" shall mean all inventories, finished goods, work-in-progress, raw materials, operating supplies, shipping supplies, maintenance items and advertising materials, in each case on hand, in transit, ordered but not delivered, warehoused or wherever situated, of Roche, the Subsidiaries and the Associated Companies.

1.1.29 "Laws" shall mean (a) all laws, statutes, codes, ordinances, orders, decrees, rules, regulations, and municipal by-laws, whether domestic, foreign or international, (b) all judgments, orders, writs, injunctions, rulings, decrees and awards of any Governmental Body, and (c) all policies, practices and guidelines of any Governmental Body having the force of law or which are considered by such Governmental Body as requiring compliance as if having the force of law, which, in each of the above cases, binds or affects the Party or Person referred to in the context in which such word is used.

1.1.30 "Licenses" shall mean permits, licenses, certificates of compliance, consents, approvals and authorizations of, or registrations with, any Governmental Body.

1.1.31 "Liens" shall mean all hypothecs, mortgages, pledges, privileges, prior claims, liens, security interests, transfers of property in stock, security granted under the Bank Act (Canada), charges, deposits, servitudes, easements, reserves, conditional sale contracts, ownership or title retention agreements, capital leases, occupation rights, encroachments, homologated lines, restrictive covenants, title defects and other encumbrances or rights of any nature whatsoever or however arising.

1.1.32 "Management Pension Plan" means the Regime complementaire de retraite des employes de la direction de Roche Ltee, Groupe-Conseil.

1.1.33 "Management Pension Plan Surplus" shall mean the amount by which the assets of the Management Pension Plan exceed the liabilities of the Management Pension Plan as of the date of its termination, the whole as determined by the plan actuary and approved by the relevant authorities.

1.1.34 "Maximum First EBIT Payment" shall equal one half (1/2) of the amount by which Twenty Million Seven Hundred Thousand US dollars (US $20,700,000) exceeds (a) the Assumed Debt and (b) Ten Million US dollars (US $10,000,000).

1.1.35 "Maximum Second EBIT Payment" shall be an amount equal to the Maximum First EBIT Payment.

1.1.36 "Metroplan" shall mean Societe Metroplan, Societe en commandite, a limited partnership formed under the Laws of the Province of Quebec.

1.1.37 "Non-Competition Agreements" shall mean the non-competition agreements to be entered into by Purchaser, ITX and certain Vendors, which agreements shall be substantially in the forms of Exhibit "C".
                                                           -----------

1.1.38 "Parties" shall mean Vendors and Purchaser; and "Party" shall mean either one of them.

1.1.39 "Pembroke Project" shall mean the engineering, procurement and construction of a medium density fiberboard plant by RBW Group (a joint venture of Roche and Bennett & Wright Inc.) pursuant to a Lump Sum Engineering, Procurement and Construction contract between MacMillan Bloedel Pembroke Limited Partnership and RBW Group entered into as of the 29th day of May, 1995, as the same may have been amended from time to time.

1.1.40  "Permitted Encumbrances" means:

        (a) unregistered Liens for Taxes, assessments or governmental charges not yet due and payable, unregistered Liens for workman's compensation assessments and similar obligations not delinquent;

        (b) any unregistered Lien vested in any lessor or licensor for rent to become due or for other obligations or acts, the performance of which is required under leases, subleases or licenses, so long as the payment of such rent or the performance of such other obligation or act is not delinquent;

        (c) unregistered Liens of any employees for salaries or wages earned but not yet payable; and

        (d) unregistered Liens of unpaid vendors of moveable or personal property, or other similar Liens, in each case arising in the ordinary course of business for charges which are not delinquent.

1.1.41 "Person" shall mean an individual, corporation, company, partnership, joint venture, trust, authority or body or similar organization, and pronouns which refer to a Person shall have a similarly extended meaning.

1.1.42 "Purchase Price" shall mean the sum of the Initial Payment, the First EBIT Payment and the Second EBIT Payment, as the same may be adjusted pursuant to Section 2.4, Section 2.8, Article VI, Article VII or Article XII.

1.1.43 "Purchased Shares" shall mean all of the issued and outstanding shares of New Roche which will remain issued and outstanding on the Closing Date after the Reorganization, which shares will be issued and outstanding in the manner set forth on Exhibit "A".
                                               -----------

1.1.44 "Real Property Leases" shall mean the leases for immoveable and real property made in favour of Roche or any Subsidiary, as lessee or tenant (including the current lease between Roche and Metroplan for the premises located at 3075, chemin des Quatre-Bourgeois, Suite 300, Ste-Foy, Quebec), and all leasehold improvements on, in, over or under such leased immoveables and real property, all of which leases are listed in
        Schedule 1.1.44.
        ---------------

1.1.45 "Release", when used as a verb, includes release, pump, pour, empty, eject, issue, seep, exhaust, abandon, bury, incinerate, spill, leak, emit, deposit, discharge, disseminate, leach, migrate, dispose, inject, dump or place into the environment.

1.1.46 "Reorganization" shall mean the transfer of the Excluded Assets (other than with respect to the Management Pension Plan Surplus which shall be dealt with in the manner set forth in Article VII) and the other transactions of Vendors, the other shareholders of the Corporation, the Corporation, Roche, NewCo 1, certain subsidiaries and the Excluded Assets to occur on or prior to the Closing Date, the whole as set forth on Schedule 1.1.46.
           ---------------

1.1.47 "Subsidiaries" shall mean the corporations, companies, partnerships, joint ventures and other Persons in which Roche owns, directly or indirectly, more than fifty percent (50%) of the shares, voting interests, partnership interests or economic interests and which do not form part of the Excluded Assets, which Persons are listed in
        Schedule 1.1.47.
        ---------------

1.1.48 "Tax" and "Taxes" shall mean all taxes, including, without limitation, income tax, provincial health insurance plan premiums, Canada and Quebec pension plan contributions, employment insurance premiums, workman's compensation and other payroll taxes, deductions at source, non-resident withholding, immoveable or real property, municipal, corporation, capital, sales, retail, excise, profits, gross receipts, customs duties, transfer, business, provincial sales and goods and services taxes, including any related penalties, interest and fines.

1.2     Other Defined Terms. In addition to the defined terms in Section 1.1,
        -------------------
        each of the following capitalized terms shall have the meaning ascribed thereto in the corresponding Section:

           Term                                       Section
           ----                                       -------
           1998 Year............................      6.1
           Audit Date...........................      2.7.1
           Auditors.............................      2.7
           Closing Date.........................      13.1
           Closing Balance Sheet................      2.7.1
           Collection Account...................      2.2
           Contracted Backlog...................      3.1.38
           Corporation..........................      Preamble
           EBIT.................................      2.5
           EBIT Statement.......................      2.7.2
           Excess First EBIT....................      2.6
           Excess Second EBIT...................      2.6
           First EBIT Payment...................      2.5
           Immoveables..........................      3.1.15
           Income Taxes.........................      6.1
           Indemnified Party....................      12.3
           Indemnifying Party...................      12.3
           ITX..................................      Preamble
           Laframboise..........................      2.3.1
           Losses...............................      12.1
           NBV Target...........................      2.4
           Net Uncollected Receivables..........      2.8
           New Roche............................      Preamble
           NewCo 1..............................      Preamble
           Notice of Dispute....................      2.7
           Offer................................      8.2
           Offer Period.........................      8.2
           Offeror..............................      8.2
           Optioned Assets......................      8.2
           Original Offer.......................      8.2
           Pembroke Losses......................      6.1
           Prior Year Offset....................      6.5
           Purchase Price Increase..............      2.4
           Purchase Price Reduction.............      2.4
           Purchaser............................      Preamble
           Roche................................      Preamble
           Second EBIT Payment..................      2.6
           Statements...........................      2.7
           Third-Party Auditors.................      2.7
           Third-Party Claim....................      12.5

           Term                                       Section
           ----                                       -------

           Uncollected Receivables..............      2.8
           VendorCo.............................      8.2
           Vendors..............................      Preamble


1.3   Schedules and Exhibits. The following is a list of the Schedules and
      ----------------------
Exhibits attached hereto and incorporated herein by reference:

       Schedule 1.1.5  ...........  Associated Companies
       Schedule 1.1.21 ...........  Financial Statements
       Schedule 1.1.44 ...........  Real Property Leases
       Schedule 1.1.46 ...........  Reorganization
       Schedule 1.1.47 ...........  Subsidiaries
       Schedule 2.4 ..............  Principles used to Prepare Closing
                                    Balance Sheet for NBV Target
       Schedule 2.5 ..............  Principles used to Calculate EBIT
       Schedule 3.1.6 ............  Defaults
       Schedule 3.1.7 ............  Authorized and Issued Capital and Title
       Schedule 3.1.9 ............  Shareholders' and Other Agreements
       Schedule 3.1.13 ...........  Operations of the Corporation
       Schedule 3.1.14 ...........  Liens
       Schedule 3.1.15 ...........  Immoveables
       Schedule 3.1.17 ...........  Places of Business
       Schedule 3.1.18 ...........  Intellectual Property Rights
       Schedule 3.1.20 ...........  Material Contracts
       Schedule 3.1.22 ...........  Guarantees
       Schedule 3.1.23 ...........  Government Contract Exceptions
       Schedule 3.1.24 ...........  Insurance
       Schedule 3.1.25 ...........  Bank Accounts; Powers of Attorney
       Schedule 3.1.26 ...........  Litigation
       Schedule 3.1.27 ...........  Tax Matters
       Schedule 3.1.28 ...........  Licenses; Environmental Permits
       Schedule 3.1.29 ...........  Employment Agreements
       Schedule 3.1.31 ...........  Benefit Plans
       Schedule 3.1.35 ...........  Unusual Transactions
       Schedule 3.1.38 ...........  Contracted Backlog of the Business
       Schedule 3.1.41 ...........  Stand Alone
       Schedule 4.4.12 ...........  Liens on Purchased Shares
       Exhibit "A" ...............  Vendors, Purchased Shares, Share of
                                    Purchase Price and Indemnification Cap
       Exhibit "B" ...............  Forms of Non-Competition Agreements
       Exhibit "C" ...............  Form of Opinion of Heenan Blaikie Aubut
       Exhibit "D" ...............  Form of Opinion of Stikeman, Elliott


1.4   Knowledge. Whenever any fact or matter is stated to be to the knowledge
      ---------
of Vendors, or any similar reference, such reference shall mean (a) the actual knowledge of any of Vendors without the obligation of enquiry or investigation,
(b) the knowledge that any of the directors of the Corporation or directors of Roche can be expected to have acquired in the normal course of their duties as directors, officers or employees, such directors being Pierre Lacroix, Michel Labbe, Andre Vachon, Pierre Brulotte, Christian Berube, Yves Lortie, Sam Hammad, France Michaud, Jean Beaudoin, Marc-Yvan Cote, Serge Dussault, Jean-Guy Lajoie and Pierre Bertrand, and (c) when used in reference to the Associated Companies, shall mean the actual knowledge only of any Vendor. For purposes of this Agreement, each of the directors shall be deemed to have made enquiry of M. Martel, D. Plante, D. Lortie and P. Croteau with respect to the matters referred to in Article III.

1.5   References to "Roche", etc. Unless otherwise specifically set forth or
      ---------------------------
required by the context, references to "Roche" herein shall refer to Roche prior to the Reorganization and "New Roche" subsequent to the Reorganization.


                                   ARTICLE II

                    PURCHASE AND SALE; CAPITAL CONTRIBUTIONS
                    ----------------------------------------

2.1   Purchase and Sale; Capital Contributions. Upon and subject to the terms
      ----------------------------------------
and conditions hereof, (a) Vendors shall sell, transfer and assign to Purchaser on the Closing Date, and Purchaser shall purchase from Vendors on the Closing Date, the Purchased Shares held by each such Vendor as set forth in Exhibit "A",
                                                                    -----------
in consideration of the payment by Purchaser of the Purchase Price and (b) and (b) Purchaser shall subscribe for Twelve Million Eight Hundred Twenty-Three Thousand Three Hundred Thirty-Five (12,823,335) Class 1 preferred shares of New Roche, and Vendors shall cause New Roche to issue such shares to Purchaser, in consideration of the payment by Purchaser of the amount of the Capital Contributions to, or to the order of, New Roche as set forth in Section 2.3.

2.2   Payment of the Initial Payment. Purchaser shall satisfy the Initial
      ------------------------------
Payment by payment of the amount thereof on the Closing Date to Vendors by certified cheque, bank draft or wire transfer made to the order of Michel Labbe in trust and deposited to a collection account to be designated by Vendors (the "Collection Account") for the purpose of distribution to Vendors as agreed among themselves. Purchaser shall not set off or compensate the Initial Payment against any amount owed to it but may set off or compensate the Initial Payment against any amounts paid to Michel Labbe in trust pursuant to the promissory notes of even date issued to him to secure the Initial Payment.

2.3   Payment of Capital Contributions. Purchaser shall satisfy the Capital
      --------------------------------
Contributions by subscribing for Twelve Million Eight Hundred Twenty-Three Thousand Three Hundred Thirty-Five (12,823,335) Class 1 preferred shares of New Roche at a subscription price of One dollar (Cdn $1.00) per share, for an aggregate subscription price of Twelve Million Eight Hundred Twenty-Three Thousand Three Hundred Thirty-Five dollars (Cdn $12,823,335), of which aggregate subscription price:

2.3.1 an amount of Three Million Five Hundred Thousand dollars (Cdn $3,500,000) being directed by New Roche to be paid to London Guarantee Insurance Company and Four Million dollars (Cdn $4,000,000) being directed by New Roche to be paid to Axa Boreal Insurance Inc. as reimbursements of amounts paid by such bonding companies on behalf of Roche to settle litigation instituted by Robert Laframboise Mechanical Limited and related parties (collectively, "Laframboise") related to the

      Pembroke Project, in exchange for releases given by such bonding companies to New Roche; and

2.3.2 an amount of Five Million Three Hundred and Twenty-Three Thousand Three Hundred and Thirty-Five Million dollars (Cdn $5,323,335) being directed by New Roche to be paid to Michel Labbe in trust for the purposes of payment of promissory notes given as consideration for the repurchase for cancellation of various classes of shares of the Corporation and New Roche as set forth in steps 3, 4, 12, 17 and 19 of the memorandum of Le Group Mallette Maheu set forth in Schedule 1.1.46, in exchange for full
                                        ---------------
      and final releases from each such shareholder.

       Purchaser shall not set off or compensate the subscription price for the Capital Contributions against any amounts owed to it but may set off or compensate the Capital Contributions against any amounts paid to the Persons identified in Section 2.3 pursuant to the promissory notes of even date issued to such Persons.

2.4   Purchase Price Adjustment. The Purchase Price shall be reduced, on a
      -------------------------
dollar-for-dollar basis, (the "Purchase Price Reduction") by the amount, if any, by which the net book value of Roche as shown on the Closing Balance Sheet is less than Nine Million Nine Hundred Twenty-Five Thousand US dollars (US $9,925,000) ("NBV Target"). The Purchase Price shall be increased, on a dollar-for-dollar basis, (the "Purchase Price Increase") by the amount, if any, by which the net book value of Roche as shown on the Closing Balance Sheet is more than the NBV Target. For the purposes hereof, the net book value of Roche shall be converted to US dollars based on the daily noon spot rate of the Bank of Canada on December 31, 1998, being Cdn $1.5305, or US $0.6534.

      Any Purchase Price Reduction shall be payable by Vendors to Purchaser solely by compensation (deduction and set off) against (a) any First EBIT Payment payable to Vendors, and (b) if the First EBIT Payment is insufficient to cover all or any of the Purchase Price Reduction, then against any Second EBIT Payment payable to Vendors. For greater certainty, if no First EBIT Payment and Second EBIT Payment are payable hereunder, any Purchase Price Reduction shall not be payable by Vendors.

      Any Purchase Price Increase shall be payable by Purchaser to Vendors by certified cheque, bank draft or wire transfer to the Collection Account on the date the First EBIT Payment is required to be made or, if no First EBIT Payment is made, on the date the First EBIT Payment would have been paid had it been payable.

      For the purposes hereof and the Closing Balance Sheet, net book value shall (a) exclude the Management Pension Plan Surplus, any assets associated with the Pembroke Project and any associated liabilities to the extent assumed and paid by Vendors up to the date hereof, and any current and deferred income Taxes associated with the Pembroke Project, (b) exclude the effects of the Reorganization, (c) include the reserve for disputed Pembroke-related claims referred to in Section 3.1.36 (if still outstanding on the date of the Closing Balance Sheet), and an equivalent credit in recognition of Vendors' assumption of such claims, (d) include the litigation reserves set forth in Schedule
                                                                 --------
3.1.26, and (e) incorporate the principles set forth in Schedule 2.4.
------                                                  ------------

2.5   First EBIT Payment. Purchaser shall pay to Vendors, within three (3)
      ------------------
months after the closing of the 1999 financial year, the Maximum First EBIT Payment based on New Roche achieving an earnings before interest and taxes ("EBIT") level of at least Two Million Seven Hundred Thousand US dollars (US $2,700,000) during the twelve (12) month period ending December 1999 (the "First EBIT Payment"). The First EBIT Payment will be reduced proportionally for any 1999 EBIT performance level less than Two Million Seven Hundred Thousand US dollars (US $2,700,000) with fifty-six percent (56%) of the Maximum First EBIT Payment paid if 1999 EBIT equals One Million Five Hundred Thousand US dollars (US $1,500,000) and zero paid if 1999 EBIT is less than One Million Five Hundred Thousand US dollars (US $1,500,000). The 1999 EBIT performance will be determined from the EBIT Statement for the year ending December 1999.

      The First EBIT Payment shall be payable by Purchaser (a) by compensation against any Purchase Price Reduction, then, as to any balance, (b) by certified cheque, bank draft or wire transfer in the amount of such balance to the Collection Account, for the purpose of distribution to Vendors as agreed among themselves, within ten (10) calendar days of the date on which the EBIT Statement for the twelve (12) month period to end December 1999 becomes final and binding on the Parties.

      For the purposes hereof, EBIT shall (a) exclude any effect on earnings of the Pembroke Project to the extent the same are for the benefit of or actually assumed and paid for by Vendors pursuant to this Agreement, (b) be net of any sums paid or accrued pursuant to any New Roche incentive compensation plan, (c) exclude any debt, liability, expense, write-off or reserve to the extent the same constituted Losses for which Purchaser has actually been indemnified pursuant to Article XII (including as a result of a breach of Section 3.1.35), or to the extent there has been any other Purchase Price reduction hereunder,
(d) include any reversal during the applicable period of reserves taken on the Closing Balance Sheet in accordance with Section 2.9, (e) be converted to US dollars by using the average daily noon spot rate as published by the Bank of Canada for the calendar year in which the earnings were generated, and (f) incorporate the principles set forth in Schedule 2.5.
                                        ------------

2.6   Second EBIT Payment. Purchaser shall pay to Vendors, within three (3)
      -------------------
months after the closing of the 2000 financial year, the Maximum Second EBIT Payment based on New Roche achieving an EBIT performance level of at least Three Million Six Hundred Thousand US dollars (US $3,600,000) during the twelve (12) month period ending December 2000 (the "Second EBIT Payment"). The Second EBIT Payment will be reduced proportionally for any 2000 EBIT performance level less than Three Million Six Hundred Thousand US dollars (US $3,600,000) with fifty-six percent (56%) of the Maximum Second EBIT Payment paid if 2000 EBIT equals Two Million US dollars (US $2,000,000) and zero paid if 2000 EBIT is less than Two Million US dollars (US $2,000,000).

      If, after giving effect to the preceding paragraph, (a) Vendors are entitled to be paid less than the Maximum Second EBIT, and (b) New Roche's EBIT for the 1999 financial year was greater than Two Million Seven Hundred Thousand US dollars (US $2,700,000) (such difference being the "Excess First EBIT"), then the Second EBIT Payment shall be increased by an amount, if any, equal to the difference between (i) the amount the Second EBIT Payment would have been had the Excess First EBIT been earned by New Roche in the 2000 year in addition to the EBIT actually earned in the 2000 year, and (ii) the actual amount of the Second EBIT Payment otherwise earned.

      If (a) Vendors were paid less than the Maximum First EBIT Payment, and (b) New Roche's EBIT for the 2000 financial year is greater than Three Million Six Hundred Thousand US dollars (US $3,600,000) (such difference being the "Excess Second EBIT"), then the Second EBIT Payment shall be increased by an amount, if any, equal to the difference between (i) the amount the First EBIT Payment would have been had the Excess Second EBIT been earned by New Roche in the 1999 year in addition to the EBIT actually earned in the 1999 year, and (ii) the actual amount of the First EBIT Payment otherwise earned.

      Any Second EBIT Payment shall be payable by Purchaser first by compensation against any Purchase Price Reduction not previously satisfied, then: (a) by certified cheque, bank draft or wire transfer to the Collection Account, for the purpose of distribution to Vendors as agreed between themselves, within ten (10) calendar days of the date on which the EBIT Statement for the twelve (12) month period to end December 2000 becomes final and binding on the Parties; or (b) in registered, unrestricted and freely tradable shares of common stock, One cent US (US $0.01) par value of ITX; or a combination of both, as Purchaser may elect.

      Any payment by Purchaser of the Second EBIT Payment by way of shares of common stock of ITX shall be made no later than sixty (60) days after the EBIT Statement for the twelve (12) month period to end December 2000 becomes final and binding on the Parties, shall be subject to obtaining any required approvals under applicable securities Laws and shall not exceed Four Million Six Hundred Thousand US dollars (US $4,600,000) (with any balance payable in cash). Each Vendor shall receive on any such payment a number of shares equal to the quotient obtained by dividing:

      (a) the amount of such payment which is composed of shares of common stock of ITX payable to such Vendor as agreed among Vendors, by

      (b) the arithmetic average of the closing price of shares of common stock of ITX on the New York Stock Exchange for the five (5) trading days prior to the date of payment of the Second EBIT Payment, rounded down to the nearest whole share, plus an amount in cash equal to such arithmetic average multiplied by any fraction of a share which was eliminated due to rounding. For greater certainty, if Purchaser is unable to obtain all required approvals under applicable securities Laws, all of such Second EBIT Payment shall be paid in cash within sixty (60) days of the date on which the EBIT Statement for the twelve (12) month period to end December 2000 becomes final and binding on the Parties.

2.7   Closing Balance Sheet and EBIT Statements. Purchaser and Vendors shall
      -----------------------------------------
jointly instruct Messrs. Mallette Maheu (the "Auditors") to produce and deliver to the Parties:

2.7.1 no later than sixty (60) days after the Closing Date, a consolidated balance sheet showing the assets and liabilities of Roche as at December 31, 1998 (the "Audit Date") based on the audited balance sheet of Roche for the year ended

      December 31, 1998, adjusted to incorporate the principles set forth in
      Section 2.4 and any other adjustments specifically set forth in this Agreement (the "Closing Balance Sheet"); and

2.7.2 by February 28 after the applicable financial year, audited consolidated statements of earnings of New Roche for the twelve (12) month periods ending December 1999 (notwithstanding that the 1999 taxation year will be less than twelve (12) months) and December 2000 showing the earnings of New Roche for such periods, including the EBIT of New Roche calculated using the definition thereof set forth in Section 2.5 (each, an "EBIT Statement"). For greater certainty, the 1999 year of Roche used in the preparation of the first EBIT Statement shall be comprised of the year of Roche from January 1, 1999 to the Closing Date and the year of New Roche from the Closing Date to the Tax year end of New Roche in December 1999, notwithstanding the change of control hereunder or the amalgamation to form New Roche or any subsequent amalgamation of New Roche and Purchaser.

      Such Closing Balance Sheet and EBIT Statements (collectively, the "Statements") shall be prepared in accordance with GAAP, applied on a basis consistent with prior periods and consistent throughout the periods involved. The Closing Balance Sheet shall, either in the Closing Balance Sheet or in the working papers used to prepare it, indicate the amount of all reserves taken, including reserves for accounts receivable, for warranty or project work and each litigation or other claim, the amount of Pembroke Losses (as a separate item) and the amount of Assumed Debt had Assumed Debt been calculated as of such date. The EBIT Statements shall not include charges from Purchaser or ITX for support or other related services unless agreed to by Mr. Anthony J. DeLuca and Mr. Michel Labbe or their respective successors. Purchaser shall be permitted to have its independent auditors and in-house accounting personnel of ITX, review each of the Statements and working papers (which shall be made available in English) used in the preparation thereof, and ask questions to personnel of Vendors and the Auditors with respect to the preparation thereof.

      Either Party may dispute any matter in a Statement by notice ("Notice of Dispute") to the other Party given within thirty (30) calendar days of the delivery of such Statement to the Parties. Mr. Anthony J. DeLuca or another senior officer of ITX on behalf of Purchaser and Mr. Michel Labbe or another senior representative of Vendors on behalf of Vendors, shall promptly meet within ten (10) calendar days of the date of the Notice of Dispute to use their best efforts to amicably resolve any matters identified in a Notice of Dispute. If any such dispute shall not have been resolved by such individuals within thirty (30) calendar days following the date on which the Notice of Dispute is given, then such unresolved matter shall be referred to Messrs. Deloitte & Touche (Montreal) (the "Third-Party Auditors"). The Parties shall use their reasonable efforts to ensure that the determination of the Third-Party Auditors shall be made within thirty (30) calendar days after the matter has been referred to them.

      If no Notice of Dispute is given within the thirty (30) day delay prescribed above, upon the expiry of such delay the Statement shall be final and binding on the Parties. If a Notice of Dispute is given in accordance with this
Section 2.7, then the Statement, as amended by agreement of the Parties or decision of the Third-Party Auditors, shall be final and binding on the Parties as of and from the date of the agreement of the Parties or the decision of the Third-Party Auditors, as the case may be.

      The fees and disbursements of the Auditors shall be paid by New Roche. The fees and disbursements of any Third-Party Auditors will be shared equally by Purchaser, on the one hand, and Vendors, on the other hand.

2.8   Accounts Receivable. Purchaser shall cause New Roche and each Subsidiary
      -------------------
to use its reasonable efforts to collect all Accounts Receivable reflected on the Closing Balance Sheet. Contemporaneously with the delivery of the Closing Balance Sheet, Vendors shall deliver to Purchaser a list of all such Accounts Receivable reflected on the Closing Balance Sheet, and details related thereto including reserves reflected on the Closing Balance Sheet. Any amounts collected by New Roche or any Subsidiary from any debtor of such Accounts Receivable shall be imputed firstly to the oldest Accounts Receivable from such debtor; provided that if a payment of any of the Accounts Receivable is contested, in whole or in part, by the debtor thereof, then any amounts collected by New Roche or the Subsidiary from such debtor shall be imputed to the next oldest uncontested Account Receivable from such debtor. Purchaser shall have no obligation to cause New Roche or any Subsidiary to institute suit to collect any such Accounts Receivable. Purchaser shall use its reasonable efforts to ensure that New Roche and the Subsidiaries do not compromise any Accounts Receivable without Vendors' consent. Purchaser and Vendors may agree to compromise Accounts Receivable if each of Mr. Anthony J. DeLuca and Mr. Michel Labbe, or their respective successors, agree that it is in the best interests of New Roche or any Subsidiary to do so and agree on to how such compromise will require amendments to the application of this Section or any other provision of this Agreement.

      If any Accounts Receivable remain uncollected on (i) the date the First EBIT Payment, if any, is required to be made and such Accounts Receivable are required to be written-off under GAAP on or before such date or, in any case,
(ii) the date the Second EBIT Payment, if any, is required to be made (the "Uncollected Receivables"), then the amount of such Uncollected Receivables, less

      (a) the amount of any unused reserves provided for Accounts Receivable on the Closing Balance Sheet;

      (b) the actual income Tax reduction available, if any, to New Roche or the applicable Subsidiary in the year of the write-off of such Uncollected Receivable as a result of such write-off; and

      (c) the actual amount of GST, QST or other sales Tax reimbursements or credits actually received by New Roche or the Subsidiary as a result of the write off of such Uncollected Receivables,

(the net amount of such Uncollected Receivables being the "Net Uncollected Receivables") shall be payable by Vendors to Purchaser solely by compensation (deduction and set off) against the First EBIT Payment, if any, and, if the First EBIT Payment is insufficient, the balance against the Second EBIT Payment, if any. For greater certainty, if no First EBIT Payment and Second EBIT Payment are payable hereunder, no Net Uncollected Receivables shall be payable by Vendors. If, at the time of the payment of such Net Uncollected

Receivables, the amount of the actual income Tax benefit is not determinable because the Tax position of New Roche or the applicable Subsidiary has not been finalized, then the Parties shall in good faith estimate such benefit and, upon finalization of such Tax position, the Parties shall settle any outstanding balance promptly. Upon payment by Vendors to Purchaser of the full amount of the Net Uncollected Receivables, Purchaser shall cause New Roche or the Subsidiaries, as the case may be, to assign to such Vendors the Uncollected Receivables for One dollar (Cdn $1.00). If, after assignment of such Uncollected Receivables, New Roche or any Subsidiary receives any payment on account of any such Uncollected Receivables, then Purchaser shall cause New Roche or the Subsidiaries, as the case may be, to forthwith pay over the amount of such payment to such Vendors into the Collection Account.

      Any such Net Uncollected Receivables which are written off by New Roche or any Subsidiary during either of the periods covered by the EBIT Statements, shall not be deducted from the earnings of New Roche for the purposes of calculating EBIT during such periods, notwithstanding GAAP or Section 2.7.

2.9   Reversal of Reserves. An amount equal to all reserves taken on the
      --------------------
Closing Balance Sheet which are not used and which are reversed in accordance with GAAP shall, for the purpose of calculating EBIT on the EBIT Statements, be deemed to be added to earnings of New Roche or the appropriate Subsidiary to the extent such reserves are reversed in accordance with GAAP in either of the 1999 year or the 2000 year. Purchaser may request an opinion from the auditors of New Roche to the effect that such reversal was taken at the proper time and for the proper amounts.

2.10  Breakdown of Payments. All cash amounts payable to Vendors pursuant to
      ---------------------
this Agreement shall be paid into the Collection Account for distribution among Vendors as agreed among themselves.

2.11  Assumed Debt. No later than the date on which the Closing Balance Sheet
      ------------
is delivered to the Parties by the Auditors, Vendors shall have caused the Vice President, Finance of New Roche to deliver to the Parties the calculation of the Assumed Debt as of January 31, 1999. Purchaser may, within thirty (30) days of the delivery of such calculation, require that such calculation be audited by the Auditors. Such calculation, as revised by the Auditors, shall be final and binding on the Parties. The Auditors' fees and disbursements incurred in the course of such work will be paid by Purchaser.

2.12  Allocation of Purchase Price. For purposes of allocation of the Purchase
      ----------------------------
Price among the Purchased Shares, the US dollar equivalents of the Canadian dollar amounts set forth in Exhibit "A" under "Purchase Price: Preferred"
                            ----------
shall be allocated to the preferred shares, and a percentage of any balance of the Purchase Price shall be allocated to the common shares of each Vendor in the percentage set forth opposite such Vendor's name in the column entitled "% of Share of Purchase Price: Common" in Exhibit "A".
                                    -----------

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES
                         ------------------------------

3.1   Representations and Warranties of Vendors. Vendors solidarily, without
      -----------------------------------------
the benefit of division and discussion (except as set forth in Section 3.3), represent and warrant to Purchaser as follows and acknowledge that Purchaser is relying upon such representations and warranties in connection with the purchase by Purchaser of the Purchased Shares and that Purchaser would not have entered into this Agreement without such representations and warranties:

3.1.1 Due Incorporation--Each of the Corporation, Roche, the Subsidiaries,
      -----------------
      NewCo1 (prior to the Reorganization) and Vendors which are bodies corporate:

      (a) is duly incorporated (or amalgamated, as the case may be) or formed, validly existing and up-to-date in its annual filings under the Laws of its jurisdiction of incorporation; and

      (b) has all necessary corporate or other power and authority to own, lease and operate its properties and to conduct its business as and in the places where such properties are now owned, leased or operated or such business is now conducted.

3.1.2 Due Incorporation of the Associated Companies--Each of the Associated
      ---------------------------------------------
      Companies:

      (a) is duly incorporated or formed and validly existing under the Laws of its jurisdiction of incorporation or formation; and

      (b) to the knowledge of Vendors, has all necessary corporate or other power and authority to own, lease and operate its properties and to conduct its business as and in the places where such properties are now owned, leased or operated or such business is now conducted.

3.1.3 Due Authorization--Each Vendor has the capacity to execute this Agreement
      -----------------
      and the Ancillary Agreements required to be executed by such Vendor and to perform his, her or its obligations hereunder and thereunder. The execution of this Agreement and the Ancillary Agreements by Vendors and the performance by Vendors of their obligations hereunder and thereunder have been duly authorized by all necessary action on their part. Such execution and performance by Vendors do not require any action or consent of, any registration with, or notification to, any Person on behalf of, by or with respect to Vendors, the Corporation, Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company other than those which will be obtained by the Closing Date.

3.1.4 Enforceability--This Agreement constitutes, and each of the Ancillary
      --------------
      Agreements will constitute upon execution, a legal, valid and binding obligation of Vendors who are parties thereto enforceable against them in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting the enforcement of creditors rights generally and to general equitable principles.

3.1.5 Mandate--The mandate given by each Vendor to Mr. Michel Labbe to execute
      -------
      this Agreement, instruments in connection with this Agreement and the Ancillary Agreements on its, his or her behalf is valid and enforceable and, upon the execution of this Agreement, instruments and the Ancillary Agreements by Mr. Michel Labbe, such agreements and instruments will constitute a legal, binding and enforceable agreement of each Vendor party thereto enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting the enforcement of creditors rights generally and to general equitable principles.

3.1.6 No Conflict--Other than as set forth in Schedule 3.1.6, the execution of
      -----------                             --------------
      this Agreement and the Ancillary Agreements, the consummation of the transactions contemplated herein and therein, the performance and compliance by Vendors of their obligations hereunder and thereunder do not and will not:

      (a) violate, contravene or breach, or constitute a default under, the constating instruments or by-laws of Vendors which are bodies corporate, the Corporation, Roche, any Subsidiary or any Associated Company;

      (b) violate, contravene or breach, or constitute a default under any Contract, whether by reason of change of control or otherwise, to which any of the Corporation, Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, may be a party, or their properties may be subject, or by which any of them is bound or affected, other than violations, contraventions, breaches or defaults listed in Schedule 3.1.6 and for which appropriate consents or
                     --------------
           waivers will have been received on or before the Closing Date;

      (c) result in, or give any Person the right to seek, or to cause (i) the termination, cancellation, modification, amendment, variation or renegotiation of any Contract (including credit agreements and financial assistance from Governmental Bodies) to which the Corporation, Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, or any of their properties may be a party or subject or by which they are bound or affected other than benefits offered only to Canadian controlled corporations under Law, or (ii) the acceleration or forfeiture of any term of payment required to be made by the Corporation, Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, or (iii) the loss in whole or in part of any benefit which would otherwise accrue to the Corporation, Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies other than benefits offered only to Canadian controlled corporations under Law;

      (d) result in, or require the creation of any Lien upon any of the Purchased Shares or any assets or property of the Corporation, Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies; or

      (e) violate, contravene or breach any Laws, Licenses, permits, privileges or entitlements.

3.1.7 Authorized and Issued Capital--Upon consummation of the Reorganization,
      -----------------------------
      the authorized capital of New Roche will consist of such classes of shares described in schedule 1 to the memorandum of Le Groupe Mallette Maheu which forms Schedule 1.1.46.
                  ---------------

      Upon consummation of the Reorganization, the Purchased Shares will represent, prior to the issuance of the Twelve Million Eight Hundred Twenty-Three Thousand Three Hundred Thirty-Five (12,823,335) Class 1 preferred shares pursuant to the Capital Contributions, all of the issued and outstanding shares in the share capital of New Roche and will be registered and beneficially owned by Vendors in the manner set forth in Exhibit "A", and Vendors will transfer good and valid title thereto to
      -----------
      Purchaser, free and clear of all Liens (including the Liens set forth in
      Schedule 4.4.12), other than any Liens created by or consented to by
      ---------------
      Purchaser. The Twelve Million Eight Hundred Twenty-Three Thousand Three Hundred Thirty-Five (12,823,335) Class 1 preferred shares of New Roche to be issued to Purchaser pursuant to the Capital Contributions in Section
      2.3 shall, upon payment of the Capital Contributions to the bonding companies identified in Section 2.3.1 and to Mr. Michel Labbe in trust pursuant to Section 2.3.2, be duly authorized, validly issued in the name of Purchaser and fully paid and non-assessable.

      The authorized capital of Roche consists of six (6) classes of shares designated categories "A" to "F", inclusively, each with no par value, of which nine thousand two hundred ninety (9,290) categories "A" shares (and no more) have been validly subscribed and are issued and outstanding as fully paid and non-assessable and are registered and beneficially owned by the Corporation, free and clear of all Liens.

      The authorized capital or other ownership interests of the Subsidiaries and Associated Companies consists of the classes of shares or other interests set forth in Schedule 3.1.7, each authorized to be issued up to
                             --------------
      the number and with the par value (if any) set forth in Schedule 3.1.7, of
                                                              --------------
      which the number and classes of shares or other ownership interests (and no more) set out therein have been validly subscribed and are issued and outstanding as fully paid and non-assessable and are registered and beneficially owned, free and clear of all Liens by Roche, a Subsidiary or an Associated Company as set forth in Schedule 3.1.7 or, to the knowledge
                                            --------------
      of Vendors, are registered, free and clear of all Liens and beneficially owned by the other Persons as set forth therein.

3.1.8 Subsidiaries and Associated Companies--The Corporation and Roche do not
      -------------------------------------
      own, directly or indirectly, more than fifty percent (50%) of the shares, voting interests, partnership interests or economic interests in any Person other than the Subsidiaries and, prior to the Reorganization, 2758-3525 Quebec Inc., 174878 Canada Ltd. and Solutions Technologiques Internationales STI Inc.

      The Corporation and Roche do not own, directly or indirectly, fifty percent (50%) or less of the shares, voting interests, partnership interests or economic interests in any Person other than the Associated Companies and, prior to the Reorganization, Metroplan.

3.1.9 No Options--Except as set forth in Schedule 3.1.9, there is no:
      ----------                         --------------

      (a) outstanding security of the Corporation, Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, convertible or exchangeable into any share or shares in the capital of, or other ownership interest in, the Corporation, Roche, any Subsidiary or any Associated Company;

      (b) outstanding subscription, option, warrant, call, commitment or agreement obligating the Corporation, Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, to issue any share or shares of their capital, any security or securities of any class or kind or any other ownership interests which in any way relate to the authorized or issued capital of, or other ownership interests in, the Corporation, Roche, any Subsidiary or any Associated Company;

      (c) agreement (other than this Agreement) which grants to any Person the right to purchase or otherwise acquire any Purchased Shares, any of the assets or properties of the Corporation, Roche, the Subsidiaries or, to the knowledge of Vendors, any of the Associated Companies, other than rights of first refusal, piggy-back rights and put and call options for shares, voting interests, partnership interests or economic interests in the capital of the Subsidiaries and the Associated Companies pursuant to the agreements described in
           Schedule 3.1.9, none of which rights will become enforceable as a
           --------------
           result of the execution of this Agreement or the consummation of the transactions herein; or

      (d) shareholders agreement, partnership agreement, joint venture agreement, voting trust, voting agreement, pooling agreement or proxy with respect to any shares in the capital of, or other ownership interests in, the Corporation, Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, other than the agreements set forth in Schedule 3.1.9.
                                   --------------

3.1.10  Books and Records--All of the minute books of the Corporation, Roche and
        -----------------
        the Subsidiaries have been made available to legal counsel to Purchaser. All of such minute books and, to the knowledge of Vendors, all of the minute books and books of partners' proceedings of the Associated Companies, are complete and accurate in all material respects, and contain copies of all by-laws and resolutions passed by the shareholders, directors, partners or joint ventures since the date of their respective incorporations or formations, all of which by-laws and resolutions have been duly passed.

        The share certificate books, registers of shareholders, registers of partners, registers of transfers and registers of directors of the Corporation, Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, are complete and accurate.

        The Books and Records of the Corporation, Roche and the Subsidiaries have been maintained in accordance with sound business practices and fairly, accurately and completely present and disclose in accordance with GAAP, the financial position and all material transactions of the Corporation, Roche and the Subsidiaries.

3.1.11  Financial Statements--The Financial Statements fairly, accurately and
        --------------------
        completely present and disclose in all material respects and in accordance with GAAP, (a) the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise), income, losses, retained earnings, reserves and financial position of Roche and the Subsidiaries, and (b) the results of operations of Roche and the Subsidiaries, all as at the dates and for the periods therein specified. The Closing Balance Sheet shall fairly, accurately and completely present and disclose in all material respects and in accordance with GAAP, the assets, liabilities and obligations (whether accrued, contingent, absolute or otherwise) of Roche and the Subsidiaries as of the Audit Date.

3.1.12  Liabilities--None of the Corporation, Roche or the Subsidiaries has any
        -----------
        liabilities or obligations of any nature whatsoever, whether direct, indirect, absolute, contingent or otherwise which relate to the period ending on or before the date hereof, regardless of when manifested or asserted, ("Liabilities") except for:

        (a) those Liabilities to be reflected on the Closing Balance Sheet and which had a net impact on the calculation of net book value,

        (b) those Liabilities incurred during the period between the Audit Date and the date hereof in the usual and ordinary course, and

        (c) ongoing contractual obligations (other than for breaches or events of default) in the ordinary course.

        None of the Corporation, Roche or any Subsidiary has any Liabilities of any nature whatsoever whether direct, indirect, absolute, contingent or otherwise, regardless of when manifested or asserted, to or on behalf of any Vendor, or any Person not dealing at arm's length with any Vendors within the meaning of the Income Tax Act (Canada) (including in connection with the Excluded Assets), other than the lease between Roche and Metroplan for the premises located at 3075 chemin des Quatre-Bourgeois, Suite 300, Ste-Foy, Quebec, G1W 4Y4.

3.1.13  Corporation; NewCo 1--Except as set forth in Schedule 3.1.13, the
        --------------------                         ---------------
        Corporation (a) has no assets and has never had any assets other than shares of Roche, (b) is not, and has never been, bound by any Contracts or guarantees, and does not have, and has never had, any employees, and
        (c) does not have, and has never had, any operations other than the holding of shares of Roche.

        NewCo 1 (a) has no assets and never had any assets other than as specifically identified in Schedule 1.1.46, (b) has never been bound by
                                   ---------------
        any Contracts or guarantees, and never had any employees, and (c) never had any operations.

3.1.14  Property--Roche and each of the Subsidiaries, as the case may be, is the
        --------
        sole and unconditional owner of, and has a good and marketable title to, all of the assets reflected on the Financial Statements for the period ended November 30, 1998 (including the Immoveables described in
        Schedule 3.1.15), or which have been acquired after November 30, 1998
        ---------------
        (other than the Excluded Assets and such assets consumed or disposed of on or after November 30, 1998 in the ordinary course of business and in a manner consistent with past practice), in each case free and clear of all Liens, other than Permitted Encumbrances and other than the Liens set forth in Schedule 3.1.14.
                     ---------------

3.1.15  Immoveables--Schedule 3.1.15 is a true and complete description of all
        -----------  ---------------
        immoveable and real property owned by Roche or any Subsidiary (including the immoveable for the centre commercial St-Nicolas owned through La societe en commandite Place du Commerce St-Nicolas) and a brief description of all principal structures thereon and uses thereof (the "Immoveables").

        Such Immoveables and all immoveable and real property used by or leased to or from Roche or any Subsidiary and, to the knowledge of Vendors, the immoveable and real property owned by, used by or leased to or from the Associated Companies, does not violate, contravene or breach, and is used in compliance with, any and all Laws. None of Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, has received any notice that any of the Immoveables or any of the aforesaid immoveable or real property (a) is not in compliance with any Laws, (b) is not used in compliance with any Laws, and/or (c) requires work to be done in connection therewith.

        All real estate Taxes and assessments, and all mutation Taxes, which are due in respect of all such Immoveables and all such immoveable and real property have been paid by Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, to the extent required to be paid by Roche, the Subsidiaries or the Associated Companies, without subrogation or reserve unless contested pursuant to the procedures under applicable Law.

        No Immoveable is situated in an agricultural zone or zoned for uses other than those carried out thereon.

3.1.16  Condition and Sufficiency of Assets; Inventory--All of the tangible
        ----------------------------------------------
        assets (including the Equipment) of Roche (other than the Excluded Assets), any Subsidiary and, to the knowledge of Vendors, the Associated Companies, are (a) in good operating condition and repair, ordinary wear and tear and aging excepted, (b) not in need of maintenance or repairs (except ordinary or routine maintenance or repairs that are not material in nature or costs, individually or collectively), and (c) adequate and sufficient for the continuing conduct of the Business as now conducted.

        All Inventory of Roche (other than the Excluded Assets), the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, is of a quality and quantity usable in the ordinary course of business.

3.1.17  Location; Place of Business--None of Roche or any Subsidiary holds,
        ---------------------------
        directly or indirectly, any of their property (other than the Excluded Assets prior to the Reorganization) anywhere other than in the locations set forth in Schedule 3.1.17. Roche, the Subsidiaries and, to the
                     ---------------
        knowledge of Vendors, the Associated Companies, are validly registered to do business in all locations where they are doing business in a manner which requires them to be licensed and, in the case of Roche and the Subsidiaries, all of such locations are listed in Schedule 3.1.17.
                                                              ---------------

3.1.18  Intellectual Property Rights--Schedule 3.1.18 contains a true and
        ----------------------------  ---------------
        complete list of (a) all registered Intellectual Property Rights used by Roche and the Subsidiaries, and (b) all pending applications for Intellectual Property Rights used by Roche (other than those used exclusively in connection with the Excluded Assets) and the Subsidiaries in connection with their business, none of which has been expunged, opposed or held unenforceable. Each of the aforesaid Intellectual Property Rights and, to the knowledge of Vendors, each of the Intellectual Property Rights used by the Associated Companies, is valid, subsisting and enforceable and each of the registrations and applications included in such Intellectual Property Rights is duly recorded in the name of Roche, the Subsidiaries or the Associated Companies, as the case may be. Other than Intellectual Property Rights licensed by way of the purchase of "off the shelf" standard products and other than as disclosed in Schedule 3.1.18, each of Roche, each
                                   ---------------
        Subsidiary and, to the knowledge of Vendors, each Associated Company is the absolute owner and has the sole and exclusive right to hold and use such Intellectual Property Rights, including the right to transfer the same, without making any payment to others or granting rights to others in exchange. None of the Intellectual Property Rights of Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, has been licensed to a third Person except for those license arrangements disclosed in Schedule 3.1.18. The title of Roche, each Subsidiary and,
                     ---------------
        to the knowledge of Vendors, each Associated Company, to such Intellectual Property Rights is free and clear of any Lien and is not the subject of any conditional sale agreement.

        To the knowledge of Vendors, there are no assertions or claims challenging the validity of the Intellectual Property Rights of Roche, any Subsidiary or any Associated Company and no Person has requested that any of the foregoing execute a license in favour of such third Person to enable Roche, any Subsidiary or any Associated Company to use such Intellectual Property Rights. To the knowledge of Vendors, no Person is infringing the Intellectual Property Rights of Roche, any Subsidiary or any Associated Company.

        Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, do not use or infringe the Intellectual Property Rights of any third Person without such Person's consent.

        Roche has the right to use the name "Roche" in connection with the Business.

3.1.19  Year 2000 Compliance--Roche has established a policy to ensure that the
        --------------------
        information technology systems of Roche and each of the Subsidiaries, including, without limitation, hardware, software and data used, in whole or in part in, or required for, the carrying on of the business of Roche and the Subsidiaries in the manner heretofore carried on, will be designed in a timely fashion to be used prior to, during and after the calendar year 2000 A.D. and to operate during each such time period without error relating to or arising from date-related data. Personnel of Roche have already taken measures under such policy in accordance with the terms of such policy.

3.1.20  Material Contracts--Schedule 3.1.20 contains a true and complete
        ------------------  ---------------
        description of all of the following types of written and oral Contracts currently in force to which the Corporation, Roche or any of the Subsidiaries is a party or by which they are bound, other than those described in other Schedules hereto:

        (a) (i) projects arising in the ordinary course of business and providing for the payment in any twelve (12) month period of Fifty Thousand dollars (Cdn $50,000) or more in one instance or in the aggregate after the Closing Date, or (ii) Contracts not arising in the ordinary course of business;

        (b) all leases to which Roche or any Subsidiary is a party or its properties are subject which (a) involve immoveable or real property or (b) involve the expenditure or receipt of rent in the amount of Fifty Thousand dollars (Cdn $50,000) or more in any twelve (12) month period after the Closing Date;

        (c) loan and credit Contracts, hypothecs, mortgages and other agreements evidencing any Lien, guarantees, notes, conditional sales, leasing agreements, sale-lease back agreements or title retention agreements;

        (d)  Licenses relating to Intellectual Property Rights;

        (e)  Government Contracts or Bids;

        (f) Contracts of non-competition, non-disclosure and/or confidentiality, other than those in the ordinary course of business;

        (g) Contracts with Persons not dealing at arm's length with the Corporation, Roche, any Subsidiary or any Vendor within the meaning of the Income Tax Act (Canada); and

        (h)  management or service Contracts.

3.1.21  No Default Under Contracts--Each of the Corporation, Roche, each
        --------------------------
        Subsidiary and, to the knowledge of Vendors, each Associated Company,
        (a) is in good standing and entitled to all benefits under, (b) has performed all obligations required to be performed under, and (c) is not in default under, or in breach of, any Contract. To the actual knowledge of Vendors, no other party to such Contracts is in default or breach thereof and there exists no fact, condition or circumstance which, after notice or lapse of time or both, would result in the default or breach thereof by any such other party.

3.1.22  No Guarantees--None of the Corporation, Roche, any Subsidiary or, to the
        -------------
        knowledge of Vendors, any Associated Company, is a party to or bound either absolutely or on a contingent basis by any comfort letter, understanding or agreement of guarantee, warranty, indemnification, assumption, endorsement, performance bond, letter of credit or any like commitment with respect to the liabilities or obligations of any Person (whether accrued, absolute or otherwise contingent) other than as set forth in
        Schedule 3.1.22.
        ---------------

3.1.23  Government Contracts--Except as disclosed in Schedule 3.1.23, with
        --------------------                         ---------------
        respect to each Government Contract or Bid to which Roche, any Subsidiary or any Associated Company is a party:

        (a) Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, obtained each Government Contract in compliance with all Laws relating to procurement and ethical business practices;

        (b) Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, have fully complied with all material terms and conditions and have complied in all material respects with all applicable requirements of Law or agreement, whether incorporated expressly, by reference or by operation of Law;

        (c) all representations and certifications of Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, were current, accurate and complete in all material respects when made, and Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, have fully complied with all such representations and certifications;

        (d) no allegation has been made in writing that Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, are in breach or violation of any statutory, regulatory or contractual requirement or that such breach or violation will not be waived or cannot be cured;

        (e) no termination for convenience, termination for default, cure notice or show cause notice has been issued with respect to Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies;

        (f) no cost incurred by Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, or any of their subcontractors has been questioned or disallowed; and

        (g) no money in excess of Twenty-Five Thousand dollars (Cdn $25,000) in the aggregate due to Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, has been withheld or set off or is currently being threatened to be withheld or set off, other than retentions held by a customer in the ordinary course of business that will be ultimately paid.

        None of Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, nor any of their directors or officers are (or for the last two (2) years has been), nor has Roche, any Subsidiary or, to the knowledge of Vendors, the Associated Companies, received written notice that any employee of Roche, the

        Subsidiaries or the Associated Companies is (or for the last two (2) years has been) (i) under administrative, civil or criminal investigation, indictment or information, audit or internal investigation with respect to any alleged irregularity, misstatement or omission regarding a Government Contract or Bid; or (ii) suspended or debarred from doing business with any Governmental Body or declared non-responsible or ineligible for government contracting. None of Roche, the Subsidiaries nor, to the knowledge of Vendors, any of the Associated Companies, has made a voluntary disclosure to any Governmental Body with respect to any alleged irregularity, misstatement or omission arising under or relating to any Government Contract or Bid. To the knowledge of Vendors, there are no circumstances that would warrant the institution of suspension or debarment proceedings or the finding of non-responsibility or ineligibility on the part of Roche, any Subsidiary or any Associated Company for Government Contracts or Bids in the future.

        Other than as set forth in Schedule 3.1.23, within the last two (2)
                                 ---------------
        years, no Governmental Body or any prime contractor, subcontractor or vendor has asserted any claim or initiated any dispute proceeding which is currently outstanding against Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, nor has Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, asserted in writing any claim or initiated any dispute proceeding, directly or indirectly, against any such party, concerning any Government Contract or Bid. To the knowledge of Vendors, there are no facts upon which such a claim or dispute proceeding may be based in the future that would result in a liability to Roche, any Subsidiary or any Associated Company in excess of Ten Thousand dollars (Cdn $10,000).

3.1.24  Insurance--Roche, each Subsidiary and, to the knowledge of Vendors, each
        ---------
        Associated Company, maintains insurance with responsible and reputable insurers in such amounts and covering such risks and with such deductibles as are generally maintained by like businesses.

        Schedule 3.1.24 is a true and complete list of all insurance policies
        ---------------
        currently maintained by or for Roche and the Subsidiaries. The coverage under each such policy is in full force and effect and Roche and the Subsidiaries are in good standing under such policies. To the knowledge of Vendors, the coverage under each insurance policy maintained by or for the Associated Companies is in full force and effect and the Associated Companies are in good standing under such policies.

        Except as set forth in Schedule 3.1.24, none of Roche, any Subsidiary
                             ---------------
        or, to the knowledge of Vendors, any Associated Company, has received notice of, or has any knowledge of, any fact, condition or circumstance which might reasonably form the basis of any claim against them which
        (a) is not fully covered by insurance (subject to standard deductibles) maintained by or for them, or (b) would result in any increase in insurance premiums payable by them.

3.1.25  Bank Accounts; Powers of Attorney--Schedule 3.1.25 sets forth (a) the
        ---------------------------------  ---------------
        name of each Person with whom Roche or any Subsidiary maintains an account or safety deposit box and the names of all Persons authorized to draw thereon or to have access thereto and (b) the name of each Person holding a general or special power of attorney from Roche or any Subsidiary and a summary of the terms thereof.

3.1.26  Litigation--Except as disclosed in Schedule 3.1.26 (and up to the
        ----------                         ---------------
        amounts set forth on such Schedule), there are (a) no actions, claims, lien act type proceedings, investigations, arbitrations or other proceedings pending, or to the knowledge of Vendors, threatened against, with respect to, or affecting in any manner, the Corporation, Roche or the Subsidiaries, their properties or the Purchased Shares, (b) to the knowledge of Vendors, notices of deficiency with respect to, or in any manner affecting any of the Corporation, Roche, the Subsidiaries or their properties, and (c) no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting any of the Corporation, Roche, the Subsidiaries, their properties or the Purchased Shares. The maximum liability of the Corporation, Roche or any Subsidiary for each such matter identified on Schedule 3.1.26, after deduction for any related
                             ---------------
        insurance coverage, shall not exceed the reserve, if any, specifically indicated in such schedule for such matter or, in the case of the insured litigations identified therein, the aggregate reserve set forth in such schedule, which reserves shall be taken on the Closing Balance Sheet.

        Except as disclosed in Schedule 3.1.26 (and up to the amounts set forth
                               ---------------
        on such Schedule), to the knowledge of Vendors there are (a) no actions, claims, lien act type proceedings, investigations, arbitrations or other proceedings pending or threatened against, with respect to, or affecting in any manner, the Associated Companies or their properties, (b) notices of deficiency with respect to, or in any manner affecting any of the Associated Companies or their properties, and (c) no outstanding judgments, orders, decrees, writs, injunctions, decisions, rulings or awards against, with respect to, or in any manner affecting any of the Associated Companies or their properties. To the knowledge of Vendors, the maximum liability of the Associated Companies, for each such matter identified on Schedule 3.1.26, after deduction for any related insurance
                      ---------------
        coverage, shall not exceed the reserve, if any, specifically indicated in such schedule for such matter or, in the case of the insured litigations identified therein, the aggregate reserve set forth in such schedule, a proportion (based on GAAP) of which reserves shall be taken on the Closing Balance Sheet.

        Schedule 3.1.26 identifies which of the actions, claims, lien act type
        ---------------
        proceedings, investigations, arbitrations or other proceedings therein are not covered by insurance and briefly summarizes the name of the insurer, policy limit and deductible for those that are covered by insurance. None of such actions, claims, lien act type proceedings, investigations, arbitrations or other proceedings which are covered by insurance (a) are subject to reservation of rights by the insurer, or
        (b) will exhaust the policy limits.

3.1.27  Tax Matters. Other than as set forth in Schedule 3.1.27:
        -----------                             ---------------

        (a) Computation, Preparation and Payment Each of the Corporation, Roche, each Subsidiary and, to the knowledge of Vendors, each Associated Company, has correctly computed all Taxes, prepared and duly and timely filed all Tax returns, reports, elections, designations and any other related filings required to be filed by it, has timely paid all Taxes which are due and payable and has made provision in the Financial Statements for the period ended November 30, 1998 for the payment of all Taxes, based on an estimated Tax rate of forty percent (40%), which are or may become payable for any taxation year ending on or prior to November 30, 1998, and the Closing Balance Sheet shall have adequate provision made as of the Audit Date for the payment of all Taxes which are or may become payable for any taxation year ending on or prior to the Audit Date. Each of the Corporation, Roche, each Subsidiary and, to the knowledge of Vendors, each Associated Company, has made adequate and timely installments of Taxes required to be made.

        (b) Accrued Taxes--With respect to any periods for which Tax returns have not yet been required to be filed or for which Taxes are not yet due and payable (including the period between the Audit Date and the date hereof), each of the Corporation, Roche, each Subsidiary and, to the knowledge of Vendors, each Associated Company, has only incurred liabilities for Taxes in the ordinary course of its business and in a manner and at a level consistent with prior periods (other than as set out in the Reorganization). All such Taxes, including for the period between November 30, 1998 and the Audit Date, will be reflected as a current liability on the Closing Balance Sheet.

        (c) Status of Assessments--All Tax returns of each of the Corporation, Roche and each Subsidiary have been assessed through and including each of the dates set forth in Schedule 3.1.27, and there are no
                                            ---------------
             outstanding waivers of any limitation periods or agreements providing for an extension of time for the filing of any Tax return or the payment of any Tax by any of the Corporation, Roche and each Subsidiary or, to the knowledge of Vendors, any of the Associated Companies or any outstanding objections to any assessment or reassessment of Taxes. Any deficiencies of each of the Corporation, Roche and each Subsidiary and, to the knowledge of Vendors, each Associated Company, proposed as a result of such assessments or reassessments of the Tax returns through and including the dates set forth in Schedule 3.1.27 have been paid and settled. The
                          ---------------
             maximum liability of Roche for the proposed reassessment of Revenue Canada for the taxation years 1995, 1996 and 1997 will not exceed the reserve therefor in the Closing Balance Sheet.

        (d) Contingent Tax Liabilities--There are no contingent Tax liabilities or any grounds that could prompt an assessment or reassessment of any of the Corporation, Roche and each Subsidiary or, to the knowledge of Vendors, each Associated Company, including, but without limitation, aggressive treatment of income, expenses, deductions, credits or other amounts in the filing of earlier or current Tax returns, reports, elections, designations or any other related filings, nor has any of the Corporation, Roche and each Subsidiary or, to the knowledge of Vendors, any Associated Company, received any indication from any taxation authorities that an assessment or reassessment of Tax is proposed.

        (e) Withholdings--Each of the Corporation, Roche and each Subsidiary and, to the knowledge of Vendors, each Associated Company, has withheld from each payment made to any of it past and present shareholders, directors, officers, employees, agents or other Persons whether or not resident in Canada rendering services to them the amount of all Taxes and other deductions required to be withheld and has paid such amounts when due, in the form required under the appropriate legislation, or made adequate provision for the payment of such amounts to the proper receiving authorities.

        (f) Collection and Remittance--Each of the Corporation, Roche and each Subsidiary and, to the knowledge of Vendors, each Associated Company, has collected from each receipt from any of the past and present customers (or other Persons paying amounts to them) the amount of all Taxes required to be collected and has paid such Taxes (including, for greater certainty, any amount to be collected and remitted under the Excise Tax Act (Canada) and any sales Tax under any applicable provincial legislation) when due, in the form required under the appropriate legislation or made adequate provision for the payment of such amounts to the proper receiving authorities.

        (g) Assessments--None of any of the Corporation, Roche and any Subsidiary or, to the knowledge of Vendors, any Associated Company, is or will be subject to any assessments, reassessments, levies, penalties or interest with respect to Taxes which will result in any liability on their part in respect of any matter arising on or prior to the date hereof, in excess of the amount to be provided for in the Closing Balance Sheet.

        (h)  Jurisdictions of Taxation--Other than as set forth in Schedule
                                                                   --------
             3.1.27, none of the Corporation, Roche, any Subsidiary or, to the
             ------
             knowledge of Vendors, any Associated Company, has been and is not currently required to file any returns, reports, elections, designations or other filings with any taxation authority located in any jurisdiction outside Canada or outside the province of Quebec. There are no pending, proposed or, to the knowledge of Vendors, threatened claim by any Governmental Body in any jurisdiction in which the Corporation, Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, do not pay Taxes or file Tax returns to the effect that any of them is required to pay Taxes or file Tax returns in such jurisdiction.

        (i) Related Party--Transactions None of the Corporation, Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, has acquired or had the use of property for proceeds greater than the fair market value thereof from, or disposed of property for proceeds less than the fair market value thereof to, or received or performed services for other than the fair market value from or to, or paid or received interest or any other amount other than at a fair market rate (including any distribution of an asset constituting an Excluded Asset) to or from, any Person with whom it does not deal at arm's length within the meaning of the Income Tax Act (Canada).

        (j) Research and Development--All research and development investment tax credits ("ITCs") were claimed by each of the Corporation, Roche and each

             Subsidiary and, to the knowledge of Vendors, each Associated Company, in accordance with the Income Tax Act (Canada) and any applicable provincial legislation and each of the Corporation, Roche and each Subsidiary and, to the knowledge of Vendors, each Associated Company, satisfied, at all times, the relevant criteria and conditions entitling it to such ITCs. All expenses claimed as research and development expenses by each of the Corporation, Roche and each Subsidiary and, to the knowledge of Vendors, each Associated Company, qualified as such. All refunds of ITCs received or receivable by each of the Corporation, Roche and each Subsidiary and, to the knowledge of Vendors, each Associated Company, in any financial year were claimed in accordance with the Income Tax Act (Canada) and any applicable provincial legislation and each of the Corporation, Roche and each Subsidiary and, to the knowledge of Vendors, each Associated Company, satisfied at all times the relevant criteria and conditions entitling it to claim a refund of such ITCs.

        (k) CCPC Status--Since their dates of incorporation or formation, each of the Corporation, Roche and each Subsidiary and, to the knowledge of Vendors, each Associated Company, have been "Canadian controlled private corporations" within the meaning of the Income Tax Act (Canada) (other than Subsidiaries and Associated Companies which are not bodies corporate).

        (l) Debt Forgiveness--Each of the Corporation, Roche, each Subsidiary and, to the knowledge of Vendors, each Associated Company, has not at any time benefited from a forgiveness of debt or entered into any transaction or arrangement (including conversion of debt into shares) which would have resulted in the application of sections 80 to 80.04 of the Income Tax Act (Canada).

        (m)  Elections--Other than as set forth on Schedule 3.1.27, each of the
                                                   ---------------
             Corporation, Roche, each Subsidiary and, to the knowledge of Vendors, each Associated Company, has not during any of the last three (3) Tax years made any elections or designations for purposes of the Income Tax Act (Canada) including, for greater certainty, any election under section 83 or 85 of the Income Tax Act (Canada) or any relevant provincial taxing statute, or for purposes of any administrative ruling or notices or administrative practices pursuant to the Income Tax Act (Canada) or any such statute.

        (n) Residence--No Vendor or other shareholder whose shares are to be redeemed or purchased pursuant to the Reorganization, other than Louis Desjardins, is a non-resident of Canada within the meaning of the Income Tax Act (Canada).

        (o) GST and QST--Roche is a registrant within the meaning of Part IX of the Excise Tax Act (Canada) and Chapter VIII of An Act Respecting the Quebec Sales Tax and its registration numbers are as follows:

                                 Federal    -- R134915792

                                 Provincial -- 1015403175

        (p)  Reorganization--Other than as set forth in Schedule 1.1.46 and as
                                                        ---------------
             will be reflected on the Closing Balance Sheet, the Reorganization will not result in any present or future Tax liability, reduction of Tax losses or other Tax attributes to the Corporation, Roche, any Subsidiary or Associated Company.

3.1.28  Licenses--Each of Roche, each Subsidiary and, to the knowledge of
        --------
        Vendors, each Associated Company, has, and is in full compliance with and entitled to all of the benefits under, all Licenses necessary or required to conduct its business as presently conducted, and each License has been validly issued and is in full force and effect. Roche, each Subsidiary and, to the knowledge of Vendors, each Associated Company, has not received notice of any event inquiry, investigation or proceeding threatening the validity of such Licenses. Other than as set forth in Schedule 3.1.28, there are no Licenses required to conduct
                 ---------------
        the business of Roche and the Subsidiaries as presently conducted or the ownership of their properties.

        No fact, condition or circumstance has occurred to create, and the execution of this Agreement and the transfer of the Purchased Shares hereunder shall not create, any right to terminate, cancel, modify, amend, revoke or expire any such License.

3.1.29  Employee Matters--Each of Roche, each Subsidiary and, to the knowledge
        ----------------
        of Vendors, each Associated Company, has complied with all applicable Laws relating to employment matters, including, without limitation, any provisions thereof relating to wages, hours and collective bargaining.

        Schedule 3.1.29 is a true and complete list of all written employment,
        ---------------
        service, union, agency, consulting, termination and severance agreements entered into by Roche and each Subsidiary with or for any or all of its present directors, officers, Employees and agents. Except as set out in the agreements therein referred to, there are no directors, officers, Employees or agents of Roche or any Subsidiary who are entitled to a specified notice of termination or fixed term of employment or who cannot be dismissed upon such notice as is required by Law. No directors, officers or Employees of Roche or any Subsidiary are entitled to any payment as a result of the transactions contemplated by this Agreement.

        Except as set out in Schedule 3.1.29, none of Roche or any Subsidiary is
                             ---------------
        and has never been a party to any collective bargaining agreement. No application for certification of a collective bargaining unit with respect to employees of Roche or any Subsidiary has been instituted or is pending or, to the knowledge of Vendors, threatened.

        There has not been, in the two (2) prior years to the date hereof, and there is not presently pending or existing any strike, slowdown, picketing, work stoppage, labour arbitration or proceeding in respect of the grievance of any Employee or any past employee or other labour dispute against or affecting Roche or any Subsidiary, or to the knowledge of Vendors, threatened against Roche or any Subsidiary. To the knowledge of Vendors, no fact, condition or circumstance exists which could provide the basis for any work stoppage or other labour dispute.

        There is no lock-out of any Employee by Roche or any Subsidiary, nor is any such action contemplated by Roche or any Subsidiary.

3.1.30  Practice of the Engineering Profession--Except for non-material
        --------------------------------------
        breaches, no Employee or past employee of Roche or any of the Subsidiaries has, in connection with his or her employment with Roche or any of the Subsidiaries, carried on the practice of the engineering profession in contravention of the Engineers Act, R.S.Q. Ch. I-9, the Professional Code, R.S.Q. Ch. C-26 or any other Law of any jurisdiction. All such Employees who perform any acts which would constitute the practice of the engineering profession as defined in section 3 of the Engineers Act, R.S.Q. Ch. I-9 hold a valid license, and are in good standing, with the Quebec Ordre des ingenieurs du Quebec.

3.1.31  Benefit Plans--Except as set forth in Schedule 3.1.31, none of Roche or
        -------------                         ---------------
        any Subsidiary is a party to any Benefit Plans. True, complete and up-to-date copies of all Benefit Plans of Roche and the Subsidiaries have been provided to Purchaser.

        There are no outstanding defaults or violations by Roche or any Subsidiary of any obligation required to be performed by them in connection with any Benefit Plan (which, for greater certainty, includes the Management Pension Plan for the purposes of this Section). There are no actions, claims, investigations, arbitrations, assessments or other proceedings which, to the knowledge of Vendors, are pending or threatened with respect to the Benefit Plans (other than routine claims for benefits) against Roche or any Subsidiary, the funding agent or the fund of such Benefit Plan. No proceeding has been initiated to terminate any Benefit Plan.

        All Benefit Plans which are required to be registered are duly registered and in good standing with all applicable Governmental Bodies, including Revenue Canada. All Benefit Plans which are funded plans (including, for greater certainty, the Management Pension Plan) are funded in accordance with their rules and all Laws and are fully funded on both a going-concern and a termination basis in accordance with the methods and assumptions utilized in the most recent actuarial report therefor.

        Except as set forth in Schedule 3.1.31, no Benefit Plan which is not a
                               ---------------
        pension plan provides post-retirement benefits.

3.1.32  Environmental Matters.
        ---------------------

        (a) Compliance with Environmental Laws and Permits--Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, and their respective business, operations and assets,
             (i) are and have at all times been conducted and used in compliance with all Environmental Laws (including any Environmental Permits) in Quebec, Canada and in all other applicable jurisdictions with environmental regulatory jurisdiction over them and (ii) have obtained all Environmental Permits which are required in order to carry on their respective businesses and operations as presently conducted, and to own or use their respective assets, under all Environmental Laws. No proceeding is pending or, to the knowledge of Vendors, threatened which will review, make subject to limitations or conditions, suspend, revoke, terminate or limit any Environmental Permits of Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies. All Environmental Permits of Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, are listed in Schedule 3.1.28. None of Roche, the Subsidiaries or, to
                       ---------------
             the knowledge of Vendors, the Associated Companies, or any of their directors or officers has ever (A) been convicted of an offense for non-compliance with any Environmental Law, (B) been fined or otherwise penalized for non-compliance with an Environmental Law, or (C) settled any prosecution for non-compliance with an Environmental Law short of conviction.

        (b) Environmental Liabilities--None of Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, has incurred or is incurring any liability pursuant to any Environmental Law, including liability arising as a result of Dealing in Hazardous Substances. There is no past or present fact, condition or circumstance relating to Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, and their respective business, operations and assets that could result in any liability under any Environmental Law in force on the date hereof.

        (c) Disclosure Regarding Properties--None of the immoveable and real property (including the Immoveables) currently or formerly owned by, used by, leased to or from, or managed, controlled or occupied by Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company, (i) has ever been used by any Person as a landfill site, a waste disposal site, or as a location for the disposal or storage of Hazardous Substances or waste (ii) has ever had any urea formaldehyde foam insulation, asbestos, PCB waste, CFCs, radioactive substances or above ground or underground storage tanks or vessels, active or abandoned, located thereon or thereunder, or (iii) has ever been subject to the Release of a Hazardous Substance. To the knowledge of Vendors, there have been no Releases of Hazardous Substances on property adjacent to immoveable and real property (including the Immoveables) currently or formerly owned by, used by, leased to or from, or managed or controlled by Roche, any Subsidiary or any Associated Company which have migrated or may migrate to such properties. To the knowledge of Vendors, none of such properties is identified by any Governmental Body for investigation pursuant to any Environmental Laws.

        (d) Disclosure Regarding Waste Disposal--All Hazardous Substances arising from the conduct or use of the business, operations and assets sent off site for disposal, recycling, treatment or other handling have been done in compliance with all Environmental Laws and no such Hazardous Substances have been sent outside of Canada.

3.1.33  Compliance with Laws--Each of the Corporation, Roche, each Subsidiary
        --------------------
        and, to the knowledge of Vendors, each Associated Company, has complied and continues to comply with all Laws.

3.1.34  No Change--Since June 30, 1998, there has not been any material adverse
        ---------
        change in the business, operations, properties, prospects or condition of Roche, any Subsidiary or, to the knowledge of Vendors, any Associated Company or any event, condition or contingency that is likely to result in such a material adverse change.

3.1.35  No Unusual Transactions  Except as set forth in this Agreement or in the
        -----------------------
        Schedules, including Schedule 3.1.35, since June 30, 1998 (except in
                             ---------------
        the case of paragraph (t) below), the Corporation, Roche, each Subsidiary and, to the knowledge of Vendors, each Associated Company, has conducted its business in the ordinary course and, without limiting the generality of the foregoing, has not:

        (a) made or assumed any commitment, obligation or liability which is outside the usual and ordinary course of its business;

        (b) ceased to operate its properties and to carry on its Business as heretofore carried on or failed to maintain all of its properties, rights and assets consistently with past practices or failed to do any and all things reasonably necessary and within its power to retain and preserve the goodwill of its business;

        (c) sold or otherwise in any way alienated or disposed of its assets other than in the ordinary course of business and in a manner consistent with past practices;

        (d) split, combined or reclassified any of its shares or ownership interests, or redeemed, retired, repurchased or otherwise acquired shares in its capital stock or other corporate security or ownership interests, or reserved, declared, made or paid any dividend on its shares or other ownership interests, or made any other distributions or appropriations of profits or capital;

        (e) issued, sold or otherwise disposed of any shares of its capital stock or any warrants, rights, bonds, debentures, notes or other corporate security;

        (f) discharged any secured or unsecured obligation or liability (whether accrued, absolute, contingent or otherwise), other than obligations and liabilities discharged in the ordinary course of business and in a manner consistent with past practices;

        (g) waived or canceled any material claim, account receivable or right outside the ordinary course of business, or made any gift;

        (h) made any change in the rate or form of compensation or remuneration payable or to become payable to any of the shareholders, directors, officers, employees or agents of the Corporation, Roche or any Subsidiary other in the ordinary course of business;

        (i) made any change in its accounting principles and practices as utilized in the preparation of the Financial Statements or to be utilized in the preparation of the Closing Balance Sheet (except as agreed to by Purchaser), or granted to any customer any special allowance or discount, or changed its pricing, credit or payment policies, other than in the ordinary course of business;

        (j) made any capital expenditure other than minor expenditures in the ordinary course of business;

        (k) made any loan or advance, or assumed, guaranteed or otherwise became liable with respect to the liabilities or obligations of any Person;

        (l) suffered any extraordinary losses whether or not covered by insurance;

        (m)  modified its constating instruments, by-laws or capital structure;

        (n) suffered any material shortage or any cessation or interruption of inventory shipments, supplies or ordinary services;

        (o) removed any director, auditor or accountant or terminated any officer;

        (p) purchased or otherwise acquired any corporate security or proprietary, participatory or profit interest in any Person;

        (q) incurred any indebtedness (including off-balance sheet) other than to trade creditors in the ordinary course of business and in a manner consistent with past practices;

        (r) modified or changed its business organization or its relationship with its suppliers, customers and others having business relations with it;

        (s) taken any accounting write-offs or reserves outside of its normal accounting practices and consistent with past levels and practices;

        (t) allowed the Assumed Debt to exceed the Canadian dollar equivalent of Two Million US dollars (US $2,000,000) on the Audit Date or any time since the Audit Date and up to the date hereof had the Assumed Debt been calculated as of any date during such period; or

        (u)  authorized, agreed or otherwise committed to any of the foregoing.

        Without limitation to the above, during the period between the Audit Date and the date hereof, the operations of Roche, the Subsidiaries and, to the knowledge of Vendors, the Associated Companies, have been conducted only in the ordinary course and no extraordinary item, material liability or reserve has arisen, been identified or taken during such period which would have the effect of reducing the net book value of Roche by more than Twenty Five Thousand US dollars (US $25,000) other than non-material liabilities or operational losses during such period in the ordinary course.

3.1.36  Pembroke Project--Without limitation to the obligation of
        ----------------
        indemnification in Section 12.1.3, none of the Corporation, Roche, the Subsidiaries or the

        Associated Companies have assets or liabilities associated with the Pembroke Project, except disputed matters with Noront Steel (1981) Limited, Crawford and Murray Limited and Groupe Sani-Mobile Inc., the liablity for which shall not exceed Three Hundred and Eight Thousand dollars (Cdn $308,000) and for which an appropriate reserve will be taken on the Closing Balance Sheet to the extent not resolved by the date thereof. Without limitation to the foregoing, all claims of Laframboise against Roche and RBW Group have been fully settled and released.

3.1.37  Budgets, Etc.--Vendors reasonably believe that the budgets and financial
        -------------
        projections delivered to Purchaser were based upon assumptions that Vendors believed at the time such budgets and financial projections were made, and continue to believe, to be reasonable in all material respects including with respect to forecast earnings and backlog. There is no fact as of the date hereof (other than matters of a general economic or political nature which do not affect Roche or the Subsidiaries uniquely) known to Vendors which materially adversely affects or in the future may (so far as Vendors can foresee as of the date hereof) materially adversely affect the business, operations, affairs, condition (financial or otherwise), properties, assets of Roche and the Subsidiaries taken as a whole which has not been set forth in the Schedules hereto.

3.1.38  Backlog Volume and Margins--Schedule 3.1.38 is a true and correct
        --------------------------  ---------------
        listing of the uncompleted portion of the contracted backlog of the Business as of June 30, 1998 (the "Contracted Backlog"). As of June 30, 1998, to the actual knowledge of Vendors (without any deemed knowledge of Vendors otherwise set forth in Section 1.4) there is no unrecognized negative gross margin on any of the Contracted Backlog on those jobs where no work has been performed by Roche or the Subsidiaries. Gross margin will be calculated using Roche's job cost projections consistent with Roche's past practices.

3.1.39  Reorganization--Had the Reorganization and the transactions contemplated
        --------------
        herein occurred on the date hereof, the redemptions and purchases for cancellation, the amalgamation of Roche and NewCo 1 and the declaration of dividends referred to in the Reorganization would have met all "solvency" tests in the Companies Act (Quebec) and the Canada Business Corporations Act applicable to such transactions. Assuming such solvency tests continue to be met on the Closing Date, each of the steps in the Reorganization prior to step 20 will be duly and validly carried out, and in compliance with all constating documents of the corporations who are parties thereto, all Laws and all shareholders' agreements applicable thereto.

3.1.40  No Broker--None of Vendors, the Corporation, Roche, any Subsidiary, or
        ---------
        any of their respective directors, officers, employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby.

3.1.41  Stand Alone--Except as set forth in Schedule 3.1.41, no part of the
        -----------                         ---------------
        Business of Roche, the Subsidiaries or, to the knowledge of Vendors, the Associated Companies, is conducted through any Person other than Roche, the Subsidiaries and the Associated Companies. Except as set forth in Schedule 3.1.41,
                                                             ---------------
        none of Vendors, the Corporation, Roche or Persons related thereto or the directors, officers or managers thereof or, to the knowledge of Vendors, any Associated Company, or Persons related thereto has any interest in any property, immoveable or real, movable or personal, tangible or intangible, used in or pertaining to the business of Roche, the Subsidiaries and the Associated Companies except that Metroplan owns the immoveable located at 3075, chemin des Quatre-Bourgeois, Ste-Foy, Quebec.

3.1.42  Full Disclosure--No covenant, agreement, obligation, representation or
        ---------------
        warranty given by Vendors contained in this Agreement, the Schedules prepared by them, and any certificates or other documents referred to herein or furnished by them to Purchaser pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such covenant, agreement, obligation, representation, warranty, Schedule, certificate or other document not misleading.

3.2     Representations and Warranties of Purchaser. Purchaser represents and
        -------------------------------------------
        warrants to Vendors as follows and acknowledges that Vendors are relying upon such representations and warranties in connection with the sale by Vendors of the Purchased Shares and that Vendors would not have entered into this Agreement without such representations and warranties:

3.2.1   Due Incorporation--Each of Purchaser and ITX is duly incorporated and
        -----------------
        validly existing under the Laws of its jurisdiction of incorporation.

3.2.2   Due Authorization--Each of Purchaser and ITX has the necessary corporate
        -----------------
        power and authority to execute this Agreement and the Ancillary Agreements to be entered into by it and to perform its obligations hereunder and thereunder. The execution of this Agreement and the Ancillary Agreements by Purchaser and ITX, as the case may be, and the performance by them of their obligations hereunder and thereunder have been duly authorized by all necessary corporate action on their part. Such execution and performance by them do not require any action or consent of, any registration with, or notification to, any Person, or any action or consent under any Laws to which Purchaser or ITX are subject, other than the filing by ITX within thirty (30) days of the Closing Date of a Notice of Investment under the Investment Canada Act.

3.2.3   Enforceability--This Agreement, and each of the Ancillary Agreements
        --------------
        will, upon execution thereof, constitute a legal, valid and binding obligation of Purchaser and ITX, as the case may be, enforceable against them in accordance with its terms subject to applicable bankruptcy, insolvency, reorganization and similar Laws affecting the enforcement of creditors rights generally and to general equitable principles.

3.2.4   No Conflict--The execution of this Agreement and the Ancillary
        -----------
        Agreements, the consummation of the transactions contemplated herein and therein, the performance and compliance by Purchaser and ITX of its obligations hereunder and thereunder, as the case may be, do not:

        (a) violate, contravene or breach, or constitute a default under, the constating instruments or by-laws of Purchaser or ITX; or

        (b)  violate, contravene or breach any Laws.

3.2.5   No Broker--None of Purchaser, ITX or any of their directors, officers,
        ---------
        employees or agents has employed or incurred any liability to any broker, finder or agent for any brokerage fees, finder's fees, commissions or other amounts with respect to this Agreement or any of the transactions contemplated hereby.

3.2.6   Full Disclosure--No covenant, agreement, obligation, representation or
        ---------------
        warranty given by Purchaser contained in this Agreement, the Schedules prepared by it, and any certificates or other documents referred to herein or furnished by it to Vendors pursuant hereto contains any untrue statement of a material fact or omits to state a material fact necessary to make such covenant, agreement, obligation, representation, warranty, Schedule, certificate or other document not misleading.

3.3     Exceptions to Solidary Representations. Notwithstanding the introductory
        --------------------------------------
paragraph of Section 3.1, the following representations and warranties are given by each Vendor jointly and not solidarily, with respect to itself and not with respect to any other Vendor: Section 3.1.1 with respect, only, to Vendors which are bodies corporate; Section 3.1.3 (other than with respect to actions, consents, registrations or notifications associated with the Corporation, Roche, any Subsidiary or any Associated Company); Section 3.1.4; Section 3.1.6(a) with respect to Vendors which are bodies corporate only; Section 3.1.7 with respect, only, to the title of the Purchased Shares; and Section 3.1.27(n).


                                   ARTICLE IV

                              COVENANTS OF VENDORS
                              --------------------

4.1     Conduct of Business. Vendors shall cause each of the Corporation,
        -------------------
Roche and each of the Subsidiaries, from the date hereof up to the Closing Date to conduct its business in the ordinary course and in a manner consistent with past practices and, without limiting the generality of the foregoing, Vendors shall cause the Corporation, Roche and each of the Subsidiaries, not to, without the prior written consent of Purchaser (which consent will not be unreasonably withheld) or unless part of the transactions in the Reorganization:

4.1.1 make, assume or discharge any commitment, obligation (capital or otherwise) or liability which is outside the usual and ordinary course of its business in excess of Two Hundred Fifty Thousand dollars (Cdn $250,000) in the cumulative aggregate;

4.1.2 split, combine or reclassify any of its shares, or redeem, retire, repurchase or otherwise acquire shares in its capital stock or other corporate security, or reserve, declare, make or pay any dividend (except as specifically contemplated in this Agreement), or make any other distributions or appropriations of profits or capital;

4.1.3 issue, sell or otherwise dispose of any shares of its capital stock or any warrants, rights, bonds, debentures, notes or other corporate security;

4.1.4   modify its constating instruments, by-laws or capital structure;

4.1.5 purchase or otherwise acquire any corporate security or proprietary, participatory or profit interest in any Person (other than joint ventures pursuant to projects) and other than as disclosed in the Schedules hereto;

4.1.6 conduct any meeting of shareholders (other than meetings considering this Agreement) or directors of the Corporation, Roche or any of the Subsidiaries, or any committee of any of the foregoing Persons (or solicit or take any action by written consent in lieu of any such meeting) without giving at least seventy-two (72) hours prior notice of and providing an agenda or copy of any proposed action (in English) with respect to such meeting(s) or actions, to the Persons specified in
        Section 14.5.2 hereof, and without allowing a representative of Purchaser to attend (at least telephonically) such meeting(s) and to participate fully in all discussions at such meeting(s); and

4.1.7   authorize, agree or otherwise commit to any of the foregoing.

        Vendors shall ensure that Roche does not vote its interests in the Associated Companies in a manner inconsistent with the items set forth in this
Section 4.1, it being understood, however, that as Roche does not control the Associated Companies, Vendors cannot guarantee that the Associated Companies will not take such actions.

4.2     [Intentionally left blank.]

4.3     [Intentionally left blank.]

4.4     Closing. If each condition set forth at Section 11.2 is (a) performed or
        -------
complied with, or (b) waived by Vendors, and if this Agreement is not terminated in accordance with Section 11.1, then Vendors shall on the Closing Date:

4.4.1 take, and shall cause New Roche to take, all actions as may be reasonably required by legal counsel for Purchaser to duly and validly transfer the Purchased Shares to Purchaser, including, without limitation, to cause New Roche (a) to make the necessary inscriptions in the registers of New Roche in order to record the transfer of the Purchased Shares in favour of Purchaser, and (b) to deliver to Purchaser, upon the cancellation of the share certificates representing the Purchased Shares, a new certificate in its name representing the Purchased Shares;

4.4.2 deliver to Purchaser at the place of Closing certificates for the Purchased Shares, duly endorsed for transfer to Purchaser;

4.4.3 if required by Purchaser, cause all or any of the directors, officers and auditors of the Corporation, Roche or any Subsidiary (a) to resign from the Corporation, Roche or the Subsidiaries, as the case may be, effective on the Closing Date, and (b) to deliver to the Corporation, Roche or such Subsidiaries, as the case may be, at the place of Closing, resignations and releases;

4.4.4 deliver to Purchaser at the place of Closing certified copies of resolutions of the shareholders and directors of the Corporation, Roche and the Subsidiaries (in form and substance reasonably satisfactory to Purchaser's legal counsel) (a) authorizing and approving the sale, assignment and transfer of the Purchased Shares from Vendors to Purchaser and their registration in the name of Purchaser, (b) accepting the resignations effective on the Closing Date of the directors, officers and auditors referred to in Section 4.4.3, and (c) appointing such new directors, officers and auditors of the Corporation, Roche and the Subsidiaries as may be nominated by Purchaser;

4.4.5 execute the Non-Competition Agreements substantially in the forms of Exhibit "B", as applicable to each Vendor as the Parties have agreed;
        -----------

4.4.6 deliver to Purchaser a favourable opinion of Heenan Blaikie Aubut substantially in the form of Exhibit "C";
                                     -----------

4.4.7 deliver releases of claims and radiations of Liens on assets of New Roche and Subsidiaries identified in Schedule 3.1.14 under "Status" as
                                             ---------------
        "Acquittance to be Obtained" or undertakings from the holders of such Liens to release them promptly after Closing in form and substance reasonably satisfactory to Purchaser;

4.4.8 deliver copies of full and final settlements between RBW and Laframboise settling all matters at issue in their current litigation and with respect to the work performed by Laframboise on the Pembroke Project;

4.4.9 deliver a copy of an unsigned release of Roche by each of London Guarantee Insurance Company and Axa Boreal Insurance Inc. with respect to the Pembroke Project other than with respect to the outstanding claim of Noront Steel (1981) Limited, which release shall be satisfactory in form and substance to Purchaser and ITX in their entire discretion and which shall be executed by such bonding companies upon receipt of the funds referred to in Section 2.3.1;

4.4.10 deliver a copy of a mutual full and final release of Bennett & Wright and Roche with respect to the Pembroke Project;

4.4.11  [Intentionally left blank];

4.4.12 deliver (in trust or escrow) to Purchaser satisfactory evidence of all releases of security on the Purchased Shares, a description of which security being set forth in Schedule 4.4.12;
                                    ---------------

4.4.13 deliver to Purchaser a copy of the agreement between Vendors relating to their rights and obligations between themselves after Closing and the distribution of the Purchase Price in the form of the draft agreement given to Purchaser on the date hereof; and

4.4.14 deliver to Purchaser an assignment and assumption agreement between Vendors and Roche relating to the liabilities of Pembroke not reflected on the Closing Balance Sheet.

4.5     Year 2000 Cooperation. Vendors will, in their capacities as employees
        ---------------------
of Roche and the Subsidiaries, continue to use their best efforts after the Closing Date (at no expense to Vendors), and will cooperate with ITX in its similar efforts, to ensure that all information systems owned by or used by Roche and the Subsidiaries will be year 2000 compliant in a timely fashion.


                                   ARTICLE V

                            POST-CLOSING TAX MATTERS
                            ------------------------

5.1     Tax Periods Ending on or Before the Closing Date. Vendors shall prepare,
        ------------------------------------------------
or cause to be prepared, and file, or cause to be filed, all Tax returns for the Corporation, Roche and the Subsidiaries for all periods ending on or prior to the Audit Date which are filed after the Audit Date. Vendors shall permit Purchaser to review and comment on each such Tax return described in the preceding sentence prior to filing. Vendors shall reimburse Purchaser for:

5.1.1 Taxes of the Corporation, Roche and the Subsidiaries with respect to such periods within fifteen (15) days after payment by the Corporation, Roche and the Subsidiaries of such Taxes, and

5.1.2 the loss of Tax losses (other than Pembroke Losses) as a result of increased income or smaller Tax losses within fifteen (15) days of such determination,

to the extent such are not reflected in the reserve for Taxes (excluding any reserve for deferred Taxes established to reflect timing differences between book and Tax income) shown on the face of the Closing Balance Sheet.

5.2     Cooperation on Tax Matters. Each Party shall cooperate fully, as and to
        --------------------------
the extent reasonably requested by the other Party, in connection with the filing of Tax returns pursuant to this Article and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other Party's request) the provision of Books and Records and information which are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder. Purchaser shall:

5.2.1 retain all Books and Records with respect to Tax matters pertinent to the Corporation, Roche and the Subsidiaries relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by either Party, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority; and

5.2.2 to give Vendors reasonable written notice prior to transferring, destroying or discarding any such books and records and, if Vendors so request, Purchaser shall allow Vendors to take possession of such Books and Records.

        Upon request of a Party, the Parties shall use their best efforts to obtain any certificate or other document from any Governmental Body or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

5.3     Disputes. Any disputes associated with the matters referred to in this
        --------
Article V shall be resolved in accordance with the procedures of the three (3) last paragraphs of Section 2.7, mutatis mutandis.


                                   ARTICLE VI

                                    PEMBROKE
                                    --------

6.1     Pembroke Carry Back Losses. Pursuant to steps 14 and 18 of the
        --------------------------
Reorganization, immediately prior to the Closing, NewCo1 and New Roche will repurchase preferred shares held by Vendors for an aggregate purchase price equal to the amount of Federal and Provincial income taxes ("Income Taxes") to be refunded to New Roche when the losses associated with the Pembroke Project ("Pembroke Losses") are carried-back by New Roche against Income Taxes paid by Roche for its 1995 taxation year. For greater certainty, the Pembroke Losses will be carried back first to the 1995 taxation year prior to the carry-back of non-Pembroke Losses.

      The promissory notes which constitute payment of such purchase prices shall be payable within ten (10) days of the date such Income Tax refunds are received by New Roche from the relevant Taxing authorities. In the event either of the provincial or federal revenue authorities issues such Income Tax refund prior to the other, the promissory notes shall be payable in part in the aggregate amount of the refund so received, with the balance payable when the other authority issues the refund.

      In addition, if the operations of Roche in the Tax year ended December 31, 1998 (the "1998 Year") generated taxable income (excluding the effects of the Pembroke Project), Purchaser shall pay Vendors, as an increase in the Purchase Price, an amount equal to the amount of Income Taxes saved by Roche in the 1998 Year as a result of the application of the Pembroke Losses. Such payment shall be made three (3) months after the Closing Date.

      For the purposes hereof, the Pembroke Losses shall be calculated, and segregated from the other losses of Roche, in accordance with GAAP. At the time of the final delivery of the Closing Balance Sheet, Vendors shall deliver to Purchaser a statement indicating how such Pembroke Losses were calculated.

      For purposes of this Article VI, the expression "Pembroke Losses" shall include available federal and provincial non-capital losses of BCPTA which became available to Roche in its 1998 Year to be carried forward or backward as a result of the wind-up of BCPTA during the taxation year of Roche ending December 31, 1997 (the "BCPTA Losses"); provided, however, that the amount of the Pembroke Losses available for purposes of Section 6.2 hereof including Pembroke Losses available to reduce income generated by the Reorganization in any taxation year shall be reduced by an amount equal to the BCPTA Losses federally or provincially, as the case may be. Such Pembroke Losses equal to the BCPTA Losses shall be available for the sole benefit of Purchaser and Roche. Similarly, the expression "Pembroke Losses" shall include non-capital losses of Roche not otherwise considered Pembroke Losses incurred in the period between January 1, 1999 and the Closing Date, provided, however, that an identical amount of Pembroke Losses shall not be available in Section 6.2 and shall be for the full benefit of Purchaser and Roche.

      In the event of any inconsistency between the terms hereof and the terms of the documents executed pursuant to the Reorganization, the terms hereof shall prevail.

6.2   Pembroke Carry Forward Losses. Notwithstanding Article II, Purchaser
      -----------------------------
shall pay to Vendors, as an increase to the Purchase Price, an amount equal to the Income Taxes saved by Roche in taxation years ending after the 1998 Year as a result of the reduction of taxable income for such subsequent years attributable to the use of the Pembroke Losses. For greater certainty, no amount shall be payable by Purchaser pursuant to this Section 6.2 where the Pembroke Losses are applied in a taxation year subsequent to the 1998 Year to reduce income generated by the Reorganization.

      For the purposes of the application of this Section, unused losses of Roche shall be carried forward commencing with the oldest years for which losses are available. If any year's available losses are composed both of losses associated with the Pembroke Project and losses associated with the other operations of Roche, the Vendors shall receive under this Section an amount equal to that proportion of the Income Taxes saved by Roche in the subsequent taxation year that the unused Pembroke Losses for such year are to the aggregate of all unused losses for such year. Such Purchase Price increase shall be payable by Purchaser to Vendors sixty (60) days after the end of the taxation year during which Roche benefited from a reduction in Income Taxes as a result of using the Pembroke Losses.

6.3   Disputes. Any disputes associated with the calculations to be made
      --------
pursuant to Sections 6.1 and 6.2 shall be resolved in accordance with the procedures of the three (3) last paragraphs of Section 2.7, mutatis mutandis.

6.4   Adjustments for Reassessments. In the event any of the taxation years
      -----------------------------
covered by Sections 6.1 and 6.2 are, after application of either of such Sections, reassessed by the relevant taxation authorities and it is finally determined that the taxable income or losses are different than that used to calculate the amount owing to Vendors thereunder, either Vendors shall pay to New Roche (in the case of the promissory notes referred to in Section 6.1) or Purchaser (in the other cases), or New Roche (in the case of the promissory notes referred to in Section 6.1) or Purchaser (in the other cases) shall pay to Vendors the difference between the amount actually paid to Vendors with respect to such taxation year and the amount, if any, that should have been paid to Vendors for such year had the Parties originally calculated the entitlement therefor using the results finally determined by the relevant taxation authorities.

      Unless Purchaser is otherwise indemnified therefore pursuant to Article XII, Vendors shall also reimburse Roche for any interest and penalties associated with such final reassessments for taxation years ending prior to the Closing Date, and shall pay Purchaser any interest and penalties associated with such final reassessment for taxation years ending after the Closing Date to the extent that such reassessments involve the disallowance of any of the losses associated with the Pembroke Project.

6.5   Effect of Reassessment on Pembroke Losses. Notwithstanding any other
      -----------------------------------------
provisions in this Agreement, no amount shall be payable to Vendors pursuant to this Article VI or any other provision of this Agreement for the use of all or a portion of the Pembroke Losses by Roche or any sucescessor corporation in circumstances where, after the Closing Date, any portion of the Pembroke Losses are carried back or otherwise utilized by Roche or any successor, to offset, reduce or mitigate any Income Tax liability for taxation years ending on or prior to the Closing Date resulting from a reassessment or proposed reassessment of Income Taxes for said years (a "Prior Year Offset"). In such circumstances, losses being carried back or otherwise utilized by Roche or any successor to mitigate a liability for Income Taxes for a taxation year ending on or prior to the Closing Date shall be deemed to be Pembroke Losses to the extent of the amount of Pembroke Losses at that time and any excess shall be deemed to be losses other than Pembroke Losses.

      If Pembroke Losses are used for a Prior Year Offset, Purchaser shall not have any right to claim indemnification from Vendors pursuant to this Agreement, including pursuant to Article XII, for such Income Tax liability to the extent the Pembroke Losses are used for the Prior Year Offset.

      Nothing in this Section should be construed as reducing or mitigating the amount that can be claimed by Purchaser under this Agreement for interest and penalties, as the case may be, payable as a result of an assessment or reassessment for Taxes or for Taxes which are not offset by a carry back of the Pembroke Losses in the manner set out hereinabove.

6.6   Insurance Recoveries. Purchaser shall cause Roche to pay to Vendors, as
      --------------------
and when received by Roche, the net after Tax amount of any recoveries from insurance companies providing errors and omissions insurance coverage (but not CGL or construction wrap-up insurance) to Roche as a result of damages suffered by Roche from the Pembroke Project to the extent that such recoveries are not booked on the Closing Balance Sheet. Vendors will consult with Purchaser prior to finalizing their claim on Roche's errors and omissions policies with respect to the Pembroke Project, and will allow Purchaser to review any such claim prior to submittal within five (5) days of receipt thereof. Vendors will accept a settlement of such claim only to the extent it does not require Roche to pay any deductible, expense, or similar amount on account of such claim.


                                  ARTICLE VII

                        MANAGEMENT PENSION PLAN SURPLUS
                        -------------------------------

7.1   Termination of Plan. As soon as practicable after the Closing Date,
      -------------------
Purchaser shall cause New Roche to commence the total termination, to be effective as of the Closing Date or such other date as required by regulatory authorities having jurisdiction, of the Management Pension Plan. As soon as practicable after the Closing Date, Purchaser shall cause New Roche to take such actions, deliver such documents and seek such regulatory approvals as may be required to effect a distribution of the assets of the Management Pension Plan, including, without limiting the generality of the foregoing, a draft agreement (within the meaning of section 230.2 of the Quebec Supplemental Pension Plans
Act) for the distribution of the Management Pension Plan Surplus in the proportions stipulated by

Vendors. Purchaser shall cause to be reported to Vendors all material developments in relation to the determination and distribution of the Management Pension Plan Surplus as soon as practicable after such developments occur and Vendors shall be entitled to provide input with regard to all material decisions concerning the Management Pension Plan Surplus. Following the distribution of the Management Pension Plan Surplus, Purchaser shall pay, as an increase to the Purchase Price, by certified cheque or wire transfer of immediately available funds into the Collection Account, for the purpose of distribution to Vendors as agreed among themselves, an amount equal to the net after-tax proceeds of any such Management Pension Plan Surplus so distributed to New Roche (less any expenses associated with the termination of the Management Pension Plan and the distribution of assets therefrom which are borne by New Roche or Purchaser), the whole subject to applicable Laws.

      For the purposes hereof, the "net after-tax" proceeds of the Management Pension Plan Surplus shall mean a percentage of such Surplus equal to the percentage that New Roche would be allowed to keep after having paid Tax on the Surplus at the federal and provincial Tax rates then applicable to New Roche, regardless of whether New Roche was in a taxable position in the year of the distribution.


                                  ARTICLE VIII

                             COVENANTS OF PURCHASER
                             ----------------------

8.1   Closing. If each condition set forth at Section 11.1 is (a) performed or
      -------
complied with, or (b) waived by Purchaser, and if this Agreement is not terminated in accordance with Section 11.2, then Purchaser shall on the Closing
Date:

8.1.1 deliver to Vendors' Collection Account a certified cheque, bank draft or wire transfer in the amount determined pursuant to Section 2.2;

8.1.2 cause the Capital Contributions to be paid as set forth in Section 2.3;

8.1.3 execute, and cause ITX to execute, the Non-Competition Agreements substantially in the forms of Exhibit "B"; and
                                    -----------

8.1.4 deliver to Vendors a favourable opinion of Stikeman, Elliott substantially in the form of Exhibit "D".
                    -----------

8.2   Right of First Refusal. If at any time after the Closing Date until the
      ----------------------
second anniversary of the latest date the Second EBIT Payment, if any, is to be made, Roche or any one hundred percent (100%) owned Subsidiary (the "Offeror") desires to sell, transfer or otherwise alienate:

      (a) any assets (including all of the shares of a Subsidiary or an Associated Company) which comprise a self-contained business segment, or

      (b) any assets with an aggregate value of One Hundred Thousand dollars (Cdn $100,000) or more and which do not comprise a self-contained business segment

(the "Optioned Assets"), other than sales in the normal course of business and inter-company transfers, to any third Person acting at arm's length to the Offeror (whether the Offeror received an offer from the Person, made an offer to the Person or proposes to make an offer to the Person in each case the "Original Offer") in one (1) transaction or series of related transactions, then Purchaser shall ensure that the Offeror will first offer to sell (the "Offer") such Optioned Assets to all Vendors in accordance with the procedures set forth in this Section 8.2.

      The Offer shall be sent to Vendors and shall be open for acceptance by any or all Vendors for thirty (30) days (the "Offer Period") from the receipt of the Offer by Vendors. The Offer shall specify the essential terms of the Original Offer, including a description of the Optioned Assets and the price.

      Vendors shall be obliged by delivering notice to Purchaser within, but not after the expiry of, the Offer Period at their sole option to either (a) accept the Offer, or (b) reject the Offer, in which case the Offer Period shall expire upon such rejection.

      If any Vendors do not accept the Offer within the Offer Period, then such Vendors shall be deemed to have rejected the Offer.

      If any Vendors have accepted the Offer, then Purchaser shall cause the Offeror to sell to one (1) corporate vehicle designated by such Vendors ("VendorCo"), and such Vendors shall cause VendorCo to purchase from the Offeror, the Optioned Assets upon the same terms and conditions as specified in the Offer, and the non-competition covenants of such Vendors who own, at the time of such purchase, VendorCo set forth in their Non-Competition Agreements shall not apply to them with respect to the part of the Business associated with such Optioned Assets.

      If Vendors have or are deemed to have rejected the Offer, then the Offeror shall be free for a period of six (6) months from the end of the Offer Period to sell all or part of the Optioned Assets to any Person on terms not more favourable than as provided in the Offer. If no sale takes place within such six
(6) months period, then the Offeror shall not sell, transfer or otherwise alienate the Optioned Assets without again following and being subject to this
Section 8.2.

      For greater certainty, the right of first refusal herein does not apply to sales of any of the Purchased Shares or of all or substantially all of the assets of Roche. Upon the decision of management of Purchaser or ITX to sell any of the Purchased Shares or all or substantially all of the assets of Roche any time prior to the second anniversary of the date the Second EBIT Payment, if any, is required to be made, Purchaser or ITX shall notify Vendors in writing of such decision.

      Notwithstanding the foregoing, any proposed sales of Optioned Assets shall be subject to any pre-existing rights of third Persons with respect to such Optioned Assets, including rights of first refusal under shareholders agreements.

8.3   Warranty Claims. Following the Closing, Purchaser shall cause Roche and
      ---------------
the Subsidiaries, consistent with past practices of Roche and the Subsidiaries, to perform all required warranty work with respect to services performed by them on or prior to the

Closing. Purchaser's agreement under this Section 8.3 to cause Roche and the Subsidiaries to perform required warranty work may not be construed in any way as an assumption of such liability by Purchaser or to create any claim against Purchaser by any customer as a third-party beneficiary under this covenant.

      Any warranty work so performed which is outside of normal and usual warranty work levels and which involves aggregate expenditures of more than Fifty Thousand dollars (Cdn $50,000) shall be (a) borne by Roche and the Subsidiaries up to the value of the warrantee reserve reflected in the Closing Balance Sheet, and (b) thereafter shall be at Vendors' sole cost and expense. Vendors shall reimburse Roche or the Subsidiaries for all fully burdened costs of such warranty work above the warranty reserve, which reimbursement shall be made by Vendors to Roche (or the Subsidiary) within ten (10) calendar days of receipt by Vendors of the invoice therefor by payment in cash by Vendors, by certified cheque, bank draft or wire transfer.


                                   ARTICLE IX

                                   EMPLOYEES
                                   ---------

9.1   Continued Employment of the Salaried Employees. The terms and conditions
      ----------------------------------------------
of employment of all salaried and other non-unionized Employees employed by Roche and the Subsidiaries on the Closing Date shall be substantially the same as their terms and conditions of employment on the date hereof with the exception, however, that the Management Pension Plan will be terminated in accordance with Article VII. Nothing in this Article IX shall be construed as a guarantee of employment.


                                   ARTICLE X

                   SURVIVAL OF REPRESENTATIONS AND WARRANTIES
                   ------------------------------------------

10.1  Survival of Representations and Warranties of Vendors. The representations
      -----------------------------------------------------
and warranties of Vendors contained in this Agreement, in the Schedules or in any certificate or other document delivered or given pursuant to this Agreement are given and are effective as of the date hereof notwithstanding that the Closing Date occurs after such date and shall survive the completion of the transactions contemplated by this Agreement, and notwithstanding such completion or any investigation made by or on behalf of Purchaser or ITX or any knowledge by Purchaser or ITX of any incorrectness in, or breach of, such representations or warranties, shall continue in full force and effect for the benefit of Purchaser for a period ending one (1) year after the date the Second EBIT Payment is actually made or, if no Second EBIT Payment is required to be made or the Second EBIT Payment is not being made because of an unresolved dispute among the Parties, then one (1) year after the date the Second EBIT Payment last could have been made had it been payable or had there been no dispute among the Parties, (a) except for any representation and warranty relating to Tax matters which shall survive until ninety (90) days after the last date on which the relevant Tax authority is entitled to assess or reassess with respect to such Tax matters, (b) except for any representation and warranty in respect of which a claim based on fraud is made, and except for the representations and warranties contained in Section 3.1.7 with respect to number and title to the Purchased Shares and the other shares and interests therein, which in each such case shall be unlimited as to duration.

10.2    Survival of Representations and Warranties of Purchaser. The
        -------------------------------------------------------
representations and warranties of Purchaser contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement are given and are effective as of the date hereof notwithstanding that the Closing Date occurs after such date and shall survive the completion of the transactions contemplated by this Agreement, and notwithstanding such completion or any investigation made by or on behalf of Vendors or any knowledge by Vendors of any incorrectness in, or breach of, such representations or warranties, shall continue in full force and effect for the benefit of Vendors for a period ending one (1) year after the date the Second Payment is actually made or, if no Second EBIT Payment is required to be made or the Second EBIT Payment is not being made because of an unresolved dispute among the Parties, then one (1) year after the date the Second EBIT Payment last could have been made had it been payable or had there been no dispute among the Parties; except for any representation and warranty in respect of which a claim based on fraud is made which shall be unlimited as to duration.


                                   ARTICLE XI

                             CONDITIONS OF CLOSING
                             ---------------------

11.1  Conditions for the Benefit of Purchaser. The purchase and sale of the
      ---------------------------------------
Purchased Shares in accordance with the terms of this Agreement are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of Purchaser. Each condition is to be performed or complied with in all respects at or prior to the Closing Date:

11.1.1  Truth of Representations and Warranties of Vendors--The representations
        --------------------------------------------------
        and warranties of Vendors contained in Sections 3.1.1 to 3.1.5, 3.1.6(a) and 3.1.6(d), and 3.1.7 to 3.1.9 shall have been accurate in all respects as of the date of this Agreement and shall be true and correct in all respects as of the Closing Date as though made on such date.

11.1.2  Performance of Covenants by Vendors--All of the covenants, obligations
        -----------------------------------
        and agreements that Vendors are required to perform or to comply with pursuant to Sections 4.1 and 4.4 at or prior to the Closing Date (considered individually and collectively), shall have been performed or complied with in all material respects in the case of Section 4.1 at or prior to the Closing Date and in all respects in the case of Section 4.4.

11.1.3  Litigation--There shall be no actions, claims, investigations,
        ----------
        arbitrations or other proceedings (whether or not on behalf of Vendors, the Corporation, Roche or any Subsidiary) pending or threatened to restrain, enjoin or invalidate any transaction contemplated by this Agreement.

        If any of the conditions of this Section 11.1 has not been satisfied as of the Closing Date, or if Closing has not occurred by March 31, 1999 for reasons other than Purchaser's failure to comply with its obligations under this Agreement, Purchaser may, at its option, either (a) terminate this Agreement by notice to Vendors at any time prior to the Closing without further formality, or
(b) proceed with the Closing, without prejudice, in either case, to Purchaser's other rights, recourses and remedies.

11.2    Conditions for the Benefit of Vendors. The purchase and sale of the
        -------------------------------------
Purchased Shares in accordance with the terms of this Agreement are subject to the following conditions, each of which is hereby declared to be for the exclusive benefit of Vendors. Each condition is to be performed or complied with in all respects at or prior to the Closing Date (or as otherwise specified):

11.2.1  Truth of representations and Warranties of Purchaser--The
        ----------------------------------------------------
        representations and warranties of Purchaser contained in this Agreement or in any certificate or other document delivered or given pursuant to this Agreement (considered individually and collectively), shall have been accurate in all aspects as of the date of this Agreement, and shall be true and correct in all respects as of the Closing Date as though made on such date.

11.2.2  Performance of Covenants by Purchaser--All of the covenants, obligations
        -------------------------------------
        and agreements that Purchaser is required to perform or to comply with pursuant to this Agreement at or prior to the Closing Date (considered individually and collectively), shall have been performed or complied with in all respects at or prior to the Closing Date.

11.2.3  Litigation--There shall be no actions, claims, investigations,
        ----------
        arbitrations or other proceedings (whether or not on behalf of Purchaser or ITX) pending or threatened to restrain, enjoin or invalidate any transaction contemplated by this Agreement.

11.2.4  Promissory Notes--On February 5, 1999, ITX shall issue promissory notes
        ----------------
        to the Persons and in the amounts identified in Sections 2.2 and 2.3 hereof, together with interest thereon at the rates, and otherwise on the terms, specified therein.

        If any of the conditions of this Section 11.2 has not been satisfied as of the Closing Date or if Closing has not occurred by March 31, 1999 for reasons other than Vendors' failure to comply with its obligations under this Agreement, Vendors may, at their option, either (a) terminate this Agreement by notice to Purchaser at any time prior to Closing without further formality, or (b) proceed with the Closing, without prejudice, in either case, to Vendors' other rights, recourses and remedies.


                                  ARTICLE XII

                                INDEMNIFICATION
                                ---------------

12.1    Indemnification by Vendors. Vendors shall solidarily, without the
        --------------------------
benefit of division and discussion, (except as set forth in Section 3.3) indemnify and hold Purchaser harmless from and against any claims, demands, actions, causes of action, judgments, damages, losses (which shall include any diminution in value), liabilities, costs or expenses (including, without limitation, interest, penalties and reasonable attorneys', and experts' fees and disbursements) (collectively, the "Losses") which may be made against Purchaser, the Corporation, Roche, the Subsidiaries or the Associated Companies or which any of them may suffer or incur as a result of, arising out of or relating to:

12.1.1 any violation, contravention or breach of any covenant, agreement or obligation of Vendors under or pursuant to this Agreement;

12.1.2 any incorrectness in, or breach of, any representation or warranty made by Vendors under or pursuant to this Agreement, the Schedules or in any certificate or other document delivered or given pursuant to this Agreement, whether or not Purchaser relied thereon or had knowledge thereof;

12.1.3 any liabilities or obligations of any nature whatsoever associated with the Pembroke Project, whether arising before, on or after the Closing Date, to the extent not booked on the Closing Balance Sheet;

12.1.4 any liabilities or obligations of the Corporation, Roche or the Subsidiaries as a result of the Reorganization, including for Taxes or as a result of any transaction not being in compliance with Law, shareholders' agreements or constating documents, and any undischarged guarantees on behalf of the Excluded Assets (other than, in the case of Metroplan, any liabilities or obligations solely related to Roche's lease obligations to Metroplan);

12.1.5 the failure of the Corporation, Roche or any Subsidiary to obtain all consents for the change of control of Roche and the Subsidiaries, or for the consummation of the Reorganization, under the Contracts (other than consents which could not be obtained by Law or by the terms of a Contract as a result of the non-Canadian resident ownership of Purchaser);

12.1.6 any amount required to be paid by Roche or Purchaser in connection with the distribution of the Management Pension Plan Surplus pursuant to
        Article VII or into the Management Pension Plan pursuant to sections 228-229 of the Quebec Supplemental Pension Plans Act; and

12.1.7 any withholding or other Taxes for which Roche, the Corporation or Purchaser is liable as a result of redemptions or purchases of shares from non-residents.

12.2    Indemnification by Purchaser. Purchaser shall indemnify and hold Vendors
        ----------------------------
harmless from and against any Losses which may be made against Vendors or which Vendors may suffer or incur as a result of, arising out of or relating to:

12.2.1 any violation, contravention or breach of any covenant, agreement or obligation of Purchaser under or pursuant to this Agreement; or

12.2.2 any incorrectness in, or breach of, any representation or warranty made by Purchaser under or pursuant to this Agreement, the Schedules or in any certificate or other document delivered or given pursuant to this Agreement, whether or not Vendors relied thereon or had knowledge thereof.

12.3    Obligation to Reimburse. Subject to the provisions of Section 12.4,
        -----------------------
the Party providing indemnification hereunder (the "Indemnifying Party") shall reimburse to the Party being indemnified hereunder (the "Indemnified Party") the amount of any Losses suffered or incurred by the Indemnified Party, upon the date the Indemnifying Party acknowledges its obligation to reimburse the Indemnified Party the amount of such Losses or, if disputed, upon the date of any final judgment with respect thereto of a court or arbitral body of final jurisdiction for which no further appeal is available. For greater certainty, nothing in this

Section 12.3 shall be construed as creating a separate cause of action in addition to those set forth in this Article XII.

12.4    Notification. Promptly upon obtaining knowledge thereof, the
        ------------
Indemnified Party shall notify the Indemnifying Party of any cause which the Indemnified Party has determined has given or could give rise to indemnification under this Article XII. The omission so to notify the Indemnifying Party shall not relieve the Indemnifying Party from any duty to indemnify and hold harmless which otherwise might exist with respect to such cause unless (and only to that extent) the omission to notify materially prejudices the ability of the Indemnifying Party to exercise its right to defend provided in this Article XII.

12.5    Defense of Third-Party Claim. If any legal proceeding shall be
        ----------------------------
instituted or any claim or demand shall be asserted by a third party against the Indemnified Party including, if the Indemnified Party is Purchaser, any legal proceeding, claim or demand against any of the Corporation, Roche or any Subsidiary, with respect to a matter for which an Indemnified Party is seeking indemnification hereunder (each a "Third-Party Claim"), then the Indemnifying Party shall have the right, after receipt of the Indemnified Party's notice under Section 12.4 and upon giving notice to the Indemnified Party within thirty
(30) calendar days of such receipt, to defend the Third-Party Claim at its own cost and expense with counsel of its own selection, provided that:

12.5.1 the Indemnified Party shall at all times have the right to fully participate in the defense at its own expense;

12.5.2 the Third-Party Claim seeks only monetary damages and does not seek any injunctive or other relief against the Indemnified Party, the Corporation, Roche or any Subsidiary;

12.5.3 the Indemnifying Party unconditionally acknowledges in writing its obligation to indemnify and hold the Indemnified Party harmless with respect to the Third-Party Claim; and

12.5.4 legal counsel chosen by the Indemnifying Party is satisfactory to the Indemnified Party, acting reasonably.

        Where the Indemnifying Party is Vendors, Purchaser shall cause the Corporation, Roche and the Subsidiaries to make available to Vendors for their inspection the Books and Records of the Corporation, Roche or any of the Subsidiaries and to provide to Vendors such copies of documentation as may be under the possession or control the Corporation, Roche and any of the Subsidiaries which may reasonably be required by Vendors in order to contest the Third Party Claim.

        Amounts payable by the Indemnifying Party pursuant to a Third-Party Claim shall be paid in accordance with the terms of the settlement or, the judgment, as applicable, but in any event prior to the expiry of any delay for a judgment to become executory.

        Notwithstanding the foregoing, in the event of a Third-Party Claim by any taxation authorities which challenges the Tax treatment of any aspect of the Reorganization, Vendors shall have the obligation to defend such Third-Party Claim. Purchaser may participate in the defense of such Third-Party Claim in collaboration with Vendors and Vendors shall fully cooperate with Purchaser in respect of such collaboration.

12.6    No Compromise. The Indemnifying Party shall not be permitted to
        -------------
compromise and settle or to cause a compromise and settlement of any Third-Party Claim, without the prior written consent of the Indemnified Party, unless:

12.6.1 the terms of the compromise and settlement require only the payment of money and do not require the Indemnified Party, the Corporation, Roche or any Subsidiary to admit any wrongdoing or take or refrain from taking any action; and

12.6.2 the Indemnified Party receives, as part of the compromise and settlement, a legally binding and enforceable unconditional satisfaction or release, which is in form and substance satisfactory to the Indemnified Party, acting reasonably, from any and all obligations or liabilities it, the Corporation, Roche or any Subsidiary, as the case may be, may have with respect to the Third-Party Claim.

12.7    Failure to Defend. If the Indemnifying Party fails:
        -----------------

12.7.1 within thirty (30) calendar days from receipt of the notice of a Third-Party Claim to give notice of its intention to defend the Third-Party Claim in accordance with Section 12.5; or

12.7.2  to comply at any time with any of Sections 12.5.3 to 12.5.4,

then the Indemnifying Party shall be deemed to have waived its right to defend the Third Party Claim and the Indemnified Party shall have the right (but not the obligation) to undertake or, as the case may be, to cause the Corporation, Roche or any Subsidiary, as the case may be, to undertake the defense of the Third-Party Claim and compromise and settle the Third-Party Claim on behalf, for the account and at the risk and expense of the Indemnifying Party.

12.8    Limitation on Indemnification. The obligations of indemnification set
        -----------------------------
out in Sections 12.1 and 12.2 shall:

12.8.1 survive the Closing for the period prescribed by Law, except the obligation of indemnification arising from any incorrectness in, or breach of, any representation or warranty made by the Indemnifying Party which shall be subject to the limitations regarding survival of representations and warranties set forth in Section 10.1 or 10.2, as the case may be;

12.8.2 survive the expiry of the periods for which indemnification is available hereunder if the notification of a claim under Section 12.4 is given prior to the expiry of the applicable period;

12.8.3 with respect to the obligation of indemnification in Sections 12.1.2 and 12.2.2, not be applicable for a single Loss unless such Loss exceeds Five Thousand US dollars (US $5,000), except in cases of fraud or willful misconduct, in which cases the Indemnifying Party shall be responsible for the full amount of the Losses;

12.8.4 with respect to the obligation of indemnification in Sections 12.1.2 and 12.2.2, not be applicable until the Losses in the aggregate, exceed Four Hundred Thousand US dollars (US $400,000), except in cases of fraud or willful misconduct, in which cases the Indemnifying Party shall be responsible for the full amount of the Losses;

12.8.5 not apply to the extent that the Losses claimed have been reimbursed through insurance to the Indemnified Party including, if the Indemnified Party is Purchaser, to the Corporation, Roche or any Subsidiary;

12.8.6 with respect to each Vendor, not exceed the proportion of the aggregate Purchase Price paid or credited plus the Capital Contributions which is equal to the proportion set forth beside such Vendor's name in Exhibit
                                                                       -------
        "A" under "% of Indemnification Cap", except in cases of fraud or
        ---
        willful misconduct, in which cases the Indemnifying Party shall be responsible for the full amount of the Losses; and

12.8.7 not apply to the extent that the Indemnified Party has received an adjustment of the Purchase Price in accordance with Article II as a result of such Losses or a payment pursuant to Section 5.1.

12.9    Compensation. If either Party has made a demand upon the other pursuant
        ------------
to this Article XII or otherwise under this Agreement, the Party making the demand shall be entitled to have such demand satisfied in whole or in part by compensation (deduction and set off) against amounts otherwise payable by it to the other Party pursuant to the transactions contemplated by this Agreement, including, without limitation, against any Purchase Price Increase, Purchase Price Reduction, First EBIT Payment or Second EBIT Payment; provided, however, that any Purchase Price Reduction or payment by Vendors of Net Uncollected Receivables under Section 2.8 may only be set off against any First EBIT Payment or Second EBIT Payment, and provided further that no compensation may be made against any amounts payable pursuant to Articles VI or VII. The Party against whom such compensation has operated shall be entitled to continue to contest the validity of such demand. The Party claiming to apply such compensation shall be entitled to withhold payment otherwise required by it hereunder until the Losses associated with such claim have been finally resolved by agreement among the Parties or by a court or arbiter of final jurisdiction, for which no further appeal is available.

12.10   No Indemnification if Adjustments. For greater certainty, Purchaser
        ---------------------------------
shall not be entitled to seek indemnification from Vendors under this Article XII to the extent it has actually received payment or effected compensation under the provisions of this Agreement for the full amount of the Losses with respect to matters which are the subject of such indemnification, except that any Purchase Price Reduction or payments of Net Uncollected Receivables pursuant to Section 2.8 shall be effected exclusively by compensation against any First EBIT Payment and Second EBIT Payment.

12.11   Purchase Price Adjustment. Any indemnification actually made by a
        -------------------------
Party to the other under this Article XII or under the assignment and assumption agreement referred to in Section 4.4.14 shall be considered a reduction or an increase to the Purchase Price, as the case may be.

12.12   Sole Remedies. The provisions of this Article XII and any other
        -------------
recourses specifically referred to in this Agreement shall be the sole remedies of the Parties with respect to the matters herein, subject, however, to the right of any Party to seek specific performance or any other extraordinary remedy in a court of competent jurisdiction for breaches which give rise to such extraordinary remedies.

12.13   Absence of Bad Faith. The Indemnified Party shall not act in bad faith
        --------------------
with respect to any Losses it is claiming against the Indemnifying Party such that the amount of the Losses is greater than it would have been absent such bad faith.


                                  ARTICLE XIII

                                    CLOSING
                                  ------------

13.1    Date, Time and Place of Closing. The Closing shall take place at the
        -------------------------------
offices of Roche, three (3) business days after funding of ITX's proposed bridge loan but in any event no later than March 31, 1999 (the "Closing Date"), at 10:00 a.m., or at such place, on such other date and/or at such other time as may be agreed between the Parties. Funding of such bridge financing is not a condition to Closing.


                                  ARTICLE XIV

                                 MISCELLANEOUS
                                 -------------

14.1    Purchaser Free to Organize Affairs. Subject to the other provisions of
        ----------------------------------
this Agreement (including restrictions on ITX charges during the earn-out periods), Purchaser shall be permitted to organize the affairs of Roche and the Subsidiaries as it deems best, including by changing the Tax year end thereof to match the Tax year end of ITX. Purchaser shall act at all times until the expiry of the period covered by the Second EBIT Payment in good faith in order to avoid any adverse effects on EBIT levels until the expiry of such period which would not have occurred except for the Purchaser's ownership of and direction over Roche. Vendors shall have a period of twenty (20) calendar days from the date of their knowledge of any action of Purchaser or ITX with respect to Roche or any Subsidiary to object to the same on the basis that such actions will adversely affect the EBIT levels, failing which they shall be deemed to have consented to such actions. Subject to the foregoing, any Party may, at any time, refer any approvals which could so effect EBIT to Mr. Anthony DeLuca and Mr. Michel Labbe, or their respective successors, for their prior approval.

        If such individuals are unable to agree on such matters within twenty
(20) calendar days after it has been referred to them, the matter shall be referred to an independent business valuator (who is neither an accountant nor an attorney by principal profession) agreed to by the Parties (or, if the Parties are unable to agree on such Person within ten (10) days of the end of such (20) twenty-day period, a business valuator in the Montreal office of PricewaterhouseCoopers) who shall finally determine whether and how such matter should be acted upon, balancing the interests of both Parties to maximize EBIT and the maximization of long-term profitability of Roche and the Subsidiaries. The fees and expenses of any such business valuator shall be shared equally by the Parties.

14.2    Announcements. Any press release, public announcement or publicity with
        -------------
respect to the transactions contemplated in this Agreement shall be made only with the prior written consent of Purchaser and Vendors. The Parties shall keep the terms of this Agreement strictly confidential and make no disclosure thereof to any Person except (a) the Parties' counsel and advisors, (b) as required in connection with the consummation of the transactions contemplated hereby, (c) as determined by a court of competent jurisdiction, (d) as required to prosecute or defend an action, (e) as required by Law including by applicable securities authorities such as the Securities and Exchange Commission or self regulatory organization such as a stock exchange, or (f) with the prior agreement of all Parties.

14.3    Further Assurances. Each Party upon the request of the other,
        ------------------
whether at or after the Closing, shall do, execute, acknowledge and deliver or cause to be done, executed, acknowledged or delivered all such further acts, deeds, documents, assignments, transfers, conveyances, powers of attorney and assurances as may be reasonably necessary or desirable to effect complete consummation of the transactions contemplated by this Agreement.

14.4    Successors in Interest. This Agreement and the provisions hereof
        ----------------------
shall enure to the benefit of and be binding upon the Parties and their respective successors and assigns. Vendors may not assign this Agreement or any of their rights and obligations hereunder without the prior written consent of Purchaser. Purchaser may assign this Agreement and all of Purchaser's rights and obligations hereunder to an Affiliate of Purchaser, provided however, that such assignment shall not relieve Purchaser of its obligations hereunder.

14.5    Notices. Any notice, consent, authorization, direction or other
        -------
communication required or permitted to be given hereunder shall be in writing and shall be delivered either by personal delivery or by telecopier and addressed as follows:

14.5.1 in the case of any of Vendors, to it, him or her at:

        Roche Ltee, Groupe Conseil

        3075 chemin des Quatre-Bourgeois

        Sainte-Foy, Quebec

        G1W 4Y4


        Attention: Mr. Michel Labbe
        ---------------------------

        Telecopier: (418) 654-9698
        with a copy to:

        Heenan Blaikie Aubut

        900, boulevard Rene-Levesque East

        Bureau 600

        Quebec, Quebec

        G1R 4T4


        Attention: Mr. Guy Plante
        -------------------------

        Telecopier: (418) 524-1717

14.5.2  in the case of Purchaser or ITX, to it at:

        The IT Group, Inc.

        3347 Michelson Drive

        Suite 200

        Irvine, California

        92612-2692


        Attention:  Mr. Drew E. Park, Jr.
        ---------------------------------

        Telecopier: (949) 474-8309 / (949) 859-8729

        and to:

        The IT Group, Inc.

        2790 Mosside Boulevard

        Monroeville, Pennsylvania

        15146-2792


        Attention: General Counsel
        --------------------------

        Telecopier: (412) 858-3997

        with a copy to:

        Stikeman, Elliott

        1155 Rene-Levesque Blvd. West

        Suite 4000

        Montreal, Quebec

        H3B 3V2


        Attention: Mr. John W. Leopold
        ------------------------------

        Telecopier: (514) 397-3222

        Any notice, consent, authorization, direction or other communication delivered as aforesaid shall be deemed to have been effectively delivered and received, if sent by telecopier, on the calendar day next following receipt of such transmission or, if delivered, to have been delivered and received on the date of such delivery, provided, however, that if such date is not a business day in the jurisdiction of receipt then it shall be deemed to have been delivered and received on the business day next following such delivery. Any Party may change its address for service by notice delivered as aforesaid.

14.6    Representative of Vendors. Without limitation to Section 14.5, Purchaser
        -------------------------
and ITX shall be entitled to deal and communicate with Mr. Michel Labbe or his replacement as the representative of all Vendors. Consents, directions to, notices to or claims made by Purchaser or ITX to Mr. Michel Labbe or his replacement on behalf of Vendors, unless expressly indicated otherwise, shall constitute consents, directions to, notices to or claims made against all or any of Vendors and vice versa.

        Each of the Vendors hereby grants Mr. Michel Labbe, or his successor appointed by Vendors who are holders of a majority of the Purchased Shares, his or her respective, irrevocable power of attorney (coupled with an interest, but limited in duration and scope as noted in this sentence) to act as each such Vendor's attorney in fact (with full power of substitution) solely with respect to all matters under this Agreement.

        Mr. Michel Labbe shall act as agent for service with respect to legal processes served on any or all of the Vendors pursuant to this Agreement and the transactions contemplated hereby, without prejudice, however, to the right of Purchaser to serve a Vendor directly. Vendors may collectively notify Purchaser from time to time as to the replacement of Michel Labbe as agent for service with another Person.

14.7    Expenses. Subject to Section 2.7, all costs, expenses and fees
        --------
(including without limitation, legal counsel and accounting fees and disbursements) in connection with the preparation, execution and consummation of this Agreement and the transactions contemplated hereunder:

14.7.1 incurred by Vendors, the Corporation, Roche or the Subsidiaries, shall be borne and paid by Vendors, and

14.7.2 incurred by Purchaser or ITX shall be borne and paid by Purchaser or ITX.

14.8    Counterparts. This Agreement may be executed in one or more
        ------------
counterparts, each of which when so executed shall be deemed an original, and such counterparts together shall constitute one and the same instrument.

14.9    Severability. Any Article, Section or other subdivision of this
        ------------
Agreement or any other provision of this Agreement which is, or becomes, illegal, invalid or unenforceable shall be severed herefrom and shall be ineffective to the extent of such illegality, invalidity or unenforceability and shall not affect or impair the remaining provisions hereof, which provisions shall (a) be severed from any illegal, invalid or unenforceable Article, Section or other subdivision of this Agreement or any other provision of this Agreement, and (b) otherwise remain in full force and effect.

14.10   Governing Law. This Agreement shall be governed by and interpreted and
        -------------
construed in accordance with the internal Laws presently in force in the Province of Quebec.

14.11   Arbitration. All disputes or differences arising out of or related
        -----------
in any way to this Agreement except for those for which other dispute resolution mechanisms have been specifically provided for shall be submitted to the decision of three (3) arbitrators, one (1) each to be chosen by each Party (the Purchaser and ITX being considered as one (1) Party for the purposes hereof), and the third to be chosen by the two (2) previously selected arbitrators. The arbitration proceedings shall commence by the issuance by a Party to the other Party of a demand to arbitrate which shall include the nomination by the Party issuing the demand of an arbitrator. The other Party shall have ten (10) days from receipt of the demand to appoint an arbitrator, failing which such arbitrator shall, at the request of Party issuing the demand, be appointed by application to the courts of the Province of Ontario having competent jurisdiction therefor.

        The arbitration proceedings shall take place in Toronto, Ontario in English. Other than as specified herein, the rules of the Arbitrations Act, 1991 of Ontario shall apply.

        The applicant shall submit its case in writing within thirty (30) days after the appointment of the arbitration panel, and the respondent shall submit his reply in writing within thirty (30) days after receipt of such case. The arbitrators shall apply the rules of evidence and Law applicable in courts sitting in the Province of Ontario. The arbitration panel shall be empowered to award provisional (including injunctive) relief upon proper application, but a Party shall be entitled, pending the appointment of all such arbitrators and the convening of such arbitration, to seek such relief from any court otherwise having competent jurisdiction over such matter.

        The arbitration panel shall have the discretion to order a pre-hearing exchange of information by the Parties, including, without limitation, production of requested documents, exchanging of summaries of testimony of proposed witnesses and examination by deposition of Parties.

        The arbitration panel shall render a written, reasoned decision on each issue before it, in which decision it shall also state how each arbitrator voted. Any decision by the arbitration panel shall be binding upon the Parties and may be entered as a final judgment in any court having jurisdiction.

        The cost of any arbitration proceeding shall be borne by the Parties as the arbitration panel shall determine if the Parties have not otherwise agreed.

14.12   Entire Agreement. This Agreement, including the Schedules, constitutes
        ----------------
the entire Agreement between the Parties pertaining to the subject matter hereof, and supersedes all prior agreements, understandings, negotiations and discussions of the Parties pertaining to the subject matter hereof including, without limitation, the Term Sheet executed by ITX and the Corporation on September 2, 1998.

14.13   Inconsistency. This Agreement shall override the Schedules to the extent
        -------------
of any inconsistency.

14.14   Gender. Any reference in this Agreement to any gender shall include
        ------
both genders and the neutral, and words herein importing the singular number only shall include the plural and vice versa.

14.15   Currency. All dollar amounts mentioned in this Agreement or in the
        --------
Schedules shall be in Canadian funds except as otherwise expressly indicated.

14.16   Headings; Preamble. The headings in this Agreement and the preamble
        ------------------
to this Agreement are inserted for convenience of reference only and shall not affect the interpretation hereof.

14.17   Amendment. No amendment shall be binding unless expressly provided
        ---------
in an instrument duly executed by the Parties.

14.18   Waiver. No waiver, whether by conduct or otherwise, of any of the
        ------
provisions of this Agreement shall be deemed to constitute a waiver of any other provisions (whether or not similar) nor shall such waiver constitute a continuing waiver unless otherwise expressly provided in an instrument duly executed by the Parties.

14.19  Language of Agreement. The parties acknowledge that it is their express
       ---------------------
wish that this Agreement and all related documents be prepared in English. Les parties ont demande que cette convention et tous documents y afferents soient rediges en langue anglaise.

14.20  No Third-Party Beneficiaries. This Agreement and any agreement entered
       ----------------------------
into pursuant to this Agreement shall not benefit or create any right or cause of action in or on behalf of any Person (including, without limitation, any of the Employees) other than the Parties or the parties to such other agreements, and no Person (including, without limitation, any of the Employees), other than the Parties or the parties to such other agreements, shall be entitled to rely on the provisions hereof or any agreement entered into pursuant hereto in any action, proceeding, hearing or other forum.

14.21  Waiver of Take-Over Bid Provisions. Each Party waives, and will not
       ----------------------------------
raise in any claim against any other Party, the application of Part XVII of the Canada Business Corporations Act to the transactions contemplated herein. Vendors will indemnify and hold Purchaser harmless against any claim by a third Person based on the non-compliance by Purchaser of Part XVII of such act.

14.22  Additional Insurance. Each Party shall assume one half (1/2) of the
       --------------------
premium payable for any additional E&O insurance coverage in excess of Ten Million dollars (Cdn $10,000,000) up to Five Million dollars (Cdn $5,000,000) additional coverage for up to three (3) years beginning with the commencement of Roche's next policy year. Purchaser shall ensure that New Roche subsribes for all such coverage. Such assumption of the premium by Vendors shall be made by compensation against any First EBIT Payment or, if insufficient, against any Second EBIT Payment. ITX shall include New Roche's directors and ofifcers in ITX's standard D&O policies to the same extent as ITX's directors and officers are covered thereby and ITX shall cause to be procured and paid for at its expense a seven (7) year extended reporting period on Roche's pre-existing D&O policies.

14.23   Non-Ratification. Purchaser and, through its intervention, ITX
        ----------------
acknowledge that Roche, prior to the Closing Date was not generally subject to various United States Laws, including the Foreign Corrupt Practices Act, the Cuban Liberty and Democratic Solidarity Act and other anti-boycott and export control Laws. Neither ITX nor Roche will take any action in furtherance of any conduct undertaken by Roche prior to the Closing Date that would place either Party in potential violation of such Laws. ITX does not, by this Agreement nor by any future actions, intend to approve of any actions taken by Roche prior to the acquisition that would constitute ratification of conduct potentially violative of such Laws.

14.24   Releases. Vendors hereby fully and finally release Roche, Corporoche and
        --------
NewCo 1 from any and all adjustments to the purchase prices payable pursuant to the promissory notes related to the repurchase of shares of such companies pursuant to the Reorganization (other than any downward adjustments related to the purchase prices for shares based on the Pembroke Tax refund for the 1995 Tax year pursuant to Section 6.1). Purchaser shall be released and discharged by Vendors from and with respect to any further duty with respect to the sums referenced in the Convention de partage upon payment of such sums to Michel Labbe.

14.25   Inter-Company Agreements. ITX and New Roche shall promptly after the
        ------------------------
date hereof enter into an inter-company agreement on terms satisfactory to the Parties governing certain aspects of the relationship between the companies. New Roche and Roche Internationale shall enter into an inter-company agreement promptly after Closing coverning the terms on which CIDA and related work will be conducted by Roche International for the full economic benefit of New Roche.

14.26   Convention de partage. Vendors shall not amend Article 3 of the
        ---------------------
Convention de partage among them of even date without the prior written consent of ITX. Vendors shall not amend the proportions allocated to them for receipt of the Purchase Price as set forth in the Convention de partage without first having notified ITX.

14.27   Interest. The payments in Sections 2.2 and 2.3 shall be made with all
        --------
accrued interest at the rate referred to in the promissory notes referenced in
Section 11.2.4.

       IN WITNESS WHEREOF, the Parties have executed this Agreement on the date first above mentioned.



IT Holdings Canada, Inc.


Per:  /s/ James M. Redwine                 /s/  Jean Beaudoin
    ------------------------        -------------------------------------
    James M. Redwine                            Jean Beaudoin
    Assistant-Secretary
                                          /s/  Paul-Emile Belanger
                                    -------------------------------------
                                             Paul-Emile Belanger

                                            /s/ Daniel Bergeron
                                    -------------------------------------
                                               Daniel Bergeron


                                            /s/ Pierre Bertrand
                                    -------------------------------------
                                               Pierre Bertrand


                                            /s/ Christian Berube
                                    -------------------------------------
                                               Christian Berube


                                             /s/ Robert Boutet
                                    -------------------------------------
                                                Robert Boutet


                                             /s/ Pierre Brulotte
                                    -------------------------------------
                                               Pierre Brulotte


                                              /s/ Jean Bundock
                                    -------------------------------------
                                                 Jean Bundock


                                             /s/ Marc-Yvan Cote
                                    -------------------------------------
                                                Marc-Yvan Cote


                                              /s/ Marc Drouin
                                    -------------------------------------
                                                 Marc Drouin


                                             /s/ Serge Dussault
                                    -------------------------------------
                                                Serge Dussault


                                             /s/ Jean-Pierre Fau
                                    -------------------------------------
                                               Jean-Pierre Fau


                                             /s/ Andre Giguere
                                    -------------------------------------
                                                Andre Giguere


                                             /s/ Michel Gilbert
                                    -------------------------------------
                                                Michel Gilbert


                                               /s/ Sam Hammad
                                    -------------------------------------
                                                  Sam Hammad


                                              /s/ Michel Labbe
                                    -------------------------------------
                                                 Michel Labbe


                                            /s/ Jean-Guy Lajoie
                                    -------------------------------------
                                               Jean-Guy Lajoie


                                          /s/ Jean-Pierre Lambert
                                    -------------------------------------
                                             Jean-Pierre Lambert


                                            /s/ Benoit Lapierre
                                    -------------------------------------
                                               Benoit Lapierre

                                              /s/ Andre Lemieux
                                    -------------------------------------
                                                Andre Lemieux


                                              /s/ Yves Lortie
                                    -------------------------------------
                                                 Yves Lortie


                                             /s/ Dany McCarvill
                                    -------------------------------------
                                                Dany McCarvill


                                             /s/ France Michaud
                                    -------------------------------------
                                                France Michaud


                                              /s/ Marc Morais
                                    -------------------------------------
                                                 Marc Morais


                                             /s/ Alain Ostiguy
                                    -------------------------------------
                                                Alain Ostiguy


                                            /s/ Yves Petitclerc
                                    -------------------------------------
                                               Yves Petitclerc


                                              /s/ Paul Picard
                                    -------------------------------------
                                                 Paul Picard


                                             /s/ Michel Porlier
                                    -------------------------------------
                                                Michel Porlier


                                              /s/ Denis Potvin
                                    -------------------------------------
                                                 Denis Potvin


                                             /s/ Pierre Rochefort
                                    -------------------------------------
                                               Pierre Rochefort


                                              /s/ Denis St-Cyr
                                    -------------------------------------
                                                 Denis St-Cyr


                                             /s/ Claude Tessier
                                    -------------------------------------
                                                Claude Tessier


                                              /s/ Robert Topping
                                    -------------------------------------
                                                Robert Topping


                                             /s/ Michel Tremblay
                                    -------------------------------------
                                               Michel Tremblay

                                              /s/ Andre Vachon
                                    -------------------------------------
                                                 Andre Vachon

                                             /s/ Claude Vezina
                                    -------------------------------------
                                                Claude Vezina


                                    Gestion Pilac inc.

                                    By:     /s/ Pierre Lacroix
                                          -------------------------------
                                           Duly authorized representative

                                    Name:    Pierre Lacroix
                                          -------------------------------

                                    Title:   President
                                          -------------------------------

                                Intervention of
                               The IT Group, Inc.
                               ------------------

     For valuable consideration, the receipt and adequacy of which is hereby acknowledged, The IT Group, Inc. hereby unconditionally and irrevocably guarantees to and in favour of Vendors (i) the truth of the representations and warranties of Purchaser contained in this Agreement, in any Schedule or in any certificate or other document delivered or given pursuant to this Agreement, and
(ii) the timely performance and fulfillment by Purchaser of its obligations and covenants under this Agreement. The IT Group, Inc. hereby acknowledges and agrees that there is solidarity between the undersigned and Purchaser in respect of this guarantee. The IT Group, Inc. hereby waives any benefit of division and discussion.

     The IT Group, Inc. acknowledges that Vendors are relying on this guarantee in connection with the sale of the Purchased Shares under the Agreement and that Vendors would not have entered into the Agreement without such guarantee.

DATED this 5th day of February, 1999.



                              The IT Group, Inc.


                              Per:   /s/ James M. Redwine
                                    -------------------------------
                                    James M. Redwine
                                    Senior Corporate Counsel and
                                    Assistant Secretary